Exhibit 4.7

INVESTMENT NUMBER 46720

Loan Agreement

between

TELECOM ARGENTINA S.A.

and

INTERNATIONAL FINANCE CORPORATION

Dated as of June 28, 2022

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LOAN AGREEMENT

LOAN AGREEMENT (the “Agreement”) dated as of June 28, 2022 between TELECOM ARGENTINA S.A., a company organized and existing under the laws of the Republic of Argentina (the “Borrower”) and INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries including the Republic of Argentina (“IFC”).

RECITALS

WHEREAS, the Borrower’s principal activity is the provision of telecommunications services in the Republic of Argentina and the Borrower has requested IFC to provide the loans described in this Agreement to support the Borrower’s financing program to fund the expansion of the Borrower’s mobile and fixed broadband coverage in Argentina and to upgrade its network capacity and speed (the “Transaction”); and

WHEREAS, IFC is willing to provide those loans upon the terms and conditions set forth in this Agreement.

ARTICLE I

Definitions and Interpretation

Section 1.01. Definitions. Wherever used in this Agreement, the following terms have the following meanings:

“A Loan” means the loan specified in Section 2.01(a) (The Loan) or, as the context requires, its principal amount from time to time outstanding;

“A Loan Disbursement” means the disbursement of the A Loan;

“A Loan Interest Rate” means, for any Interest Period, the rate at which interest is payable on the A Loan during that Interest Period, determined in accordance with Section 2.03 (Interest);

“Accounting Standards” means the International Financial Reporting Standards promulgated by the International Accounting Standards Board (“IASB”) (which include standards and interpretations approved by the IASB and international accounting standards issued under previous constitutions), together with its pronouncements thereon from time to time, as adopted by the Argentine Comisión Nacional de Valores in its capacity as corporate supervisory authority over the Borrower and applied on a consistent basis;

“Action Plan” means the plan or plans developed by the Borrower in the form of Schedule 10 setting out specific environmental and social measures to be undertaken by the Borrower, to enable its Operations to comply with the Performance Standards, as such Action Plan may be amended or supplemented from time to time with IFC’s consent;

“Affiliate” means, with respect to any specified Person, any other Person that Controls, is Controlled by or is under common Control with, such specified Person; notwithstanding the foregoing,

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neither IFC nor any of its Affiliates shall be considered an Affiliate of the Borrower or any Subsidiary of the Borrower;

“Agreement” has the meaning set forth in the preamble;

“Annual Monitoring Report” means the annual monitoring report substantially in the form attached as Schedule 9 hereto setting out the specific social, environmental and developmental impact reporting requirements of the Borrower in respect of its and its Subsidiaries’ Operations, as such may be amended or supplemented from time to time in accordance with the terms hereof;

“Applicable E&S Law” means all applicable statutes, laws, ordinances, rules and regulations of the Country, including but not limited to any license, permit or other governmental Authorization, imposing liability or setting standards of conduct concerning any environmental, social, labor, health and safety or security risks of the type contemplated by the Performance Standards;

“Argentine Central Bank” means the Banco Central de la República Argentina, the central bank of the Country, and any successor entity thereto;

“Argentine Financial Entity” means any financial institution authorized by the Argentine Central Bank to conduct banking and foreign exchange activities in the Country;

“Argentine Government Obligations” means obligations issued or directly and fully guaranteed or insured by the Country or by any agency or instrumentality thereof; provided, that the full faith and credit of the Country is pledged in support thereof;

“Auditors” means Price Waterhouse & Co. S.R.L. or such other firm that the Borrower appoints from time to time as its auditors pursuant to Section 5.01(e) (Affirmative Covenants);

“Authority” means any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any Person, whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank);

“Authorization” means any consent, registration, filing, agreement, notarization, certificate, licenses, approval, authorization, easement, right of way, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate, creditors’ and shareholders’ approvals or consents;

“Authorized Representative” means any natural person who is duly authorized by the Borrower, to act on its behalf for the purposes specified in, and whose name and a specimen of whose signature appear on, the Certificate of Incumbency and Authority most recently delivered by such Person to IFC;

“B Loan” means the loan specified in Section 2.01(b) (The Loan) or, as the context requires, its principal amount from time to time outstanding;

“B Loan Disbursement” means the disbursement of the B Loan;

“B Loan Interest Rate” means, for any Interest Period, the rate at which interest is payable on the B Loan during that Interest Period, determined in accordance with Section 2.03 (Interest);

“Borrower” has the meaning set forth in the preamble;

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“Buenos Aires Business Day” means a day when banks are open for business in Buenos Aires, Argentina;

“Business Day” means:

(i)	for the purpose of determining the Interest Rate, a SOFR Banking Day; and

(ii)	for all other purposes, a day that is a SOFR Banking Day and on which banks are open for business in New York, New York.

“Calculation Period” means, for any calculation, a period of four consecutive quarters most recently ended prior to the event requiring the calculation for which financial statements should have been delivered to IFC pursuant to this Agreement;

“CAO” means Compliance Advisor Ombudsman, the independent accountability mechanism for IFC for environmental and social concerns, which is governed by the CAO Policy;

“CAO Policy” means the IFC/MIGA Independent Accountability Mechanism (CAO) Policy dated June 28, 2021 outlining CAO’s purpose, mandate and functions, core principles, governance, and operating procedures, as the same may be amended, updated or supplemented at any time and from time to time;

“Cash Equivalents” means:

(i)	Dollars, Euro, Pesos, the other official currencies of any member of the European Union or money in other currencies received or acquired in the ordinary course of business;

(ii)

U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations, or securities issued directly and fully guaranteed or insured by any member of the European Union, or any agency or instrumentality thereof (provided, that the full faith and credit of such member is pledged in support of those securities or other sovereign debt obligations (other than those of the Country)) rated “A” or higher or such similar equivalent or higher rating by at least one nationally recognized statistical rating organization;

(iii)

National or provincial obligations, or Argentine Government Obligations (including those of the Argentine Central Bank) or certificates representing an ownership interest in Argentine Government Obligations (including those of the Argentine Central Bank) acquired in the ordinary course of business or which obligations can be applied in payment of taxes or other obligations under Argentine law;

(iv)

(A) demand deposits; (B) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition; (C) bankers´ acceptance with maturities not exceeding one year from the date of acquisition; and (D) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of Argentina or any state thereof;

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(v)

(A) demand deposits; (B) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition; (C) bankers´ acceptance with maturities not exceeding one year from the date of acquisition; and (D) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States of America or any state thereof or under the laws of any member state of the European Union, in each case whose short-term debt is rated “A-2” or higher or such similar equivalent or higher rating by at least one nationally recognized statistical rating organization;

(vi)

repurchase obligations with a term of not more than 7 days for underlying securities of the type described in clauses (ii) and (v) above entered into with any financial institution meeting the qualifications specified in clause (v) above;

(vii)	Commercial paper rated “A-2” or higher rating by at least one nationally recognized statistical rating organization and maturing within six months after the date of acquisition;

(viii)	Money market and mutual funds; and

(ix)	Substantially similar investments, of comparable credit quality, denominated in Dollars or in the currency of any jurisdiction in which the Borrower conducts business;

“Certificate of Incumbency and Authority” means a certificate provided to IFC in the form of Schedule 1;

“Change of Control” means any of the following:

(i)	the Permitted Holders, at any time and for any reason, cease to Control the Borrower;

(ii)	any person or group other than the Permitted Holders shall have obtained the power (whether or not exercised) to elect a majority of the board of directors of the Borrower; or

(iii)	a “change of control” or similar event shall occur as provided in any other loan or preferred stock documentation relating to the Borrower;

“Charter” means with respect to any Person, the memorandum and articles of association, by laws (estatutos sociales) and/or such other constitutive document, howsoever called, of such Person;

“Coercive Practice” has the meaning assigned to it in Annex H;

“Collusive Practice” has the meaning assigned to it in Annex H;

“Consolidated” or “Consolidated Basis” means (with respect to any financial statements to be provided, or any financial calculation to be made, under or for the purposes of this Agreement and any other IFC Financing Document) the method referred to in Section 1.02(c) (Financial Calculations); and the entities whose accounts are to be consolidated with the accounts of the Borrower are all the Subsidiaries of the Borrower;

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“Control” or “Controlled” means, with respect to any Person, the power (whether directly or indirectly and whether through the ownership of shares or other securities, by contract or otherwise) to (i) appoint and/or remove all or a majority of the members of the board of directors or other governing body of such Person, (ii) direct or cause the direction of the management or policies of such Person, or (iii) obtain the necessary majority voting interests for making decisions at the equity holders meetings of such Person;

“Corrupt Practice” has the meaning assigned to it in Annex H;

“Country” means the Republic of Argentina;

“Disbursement” means any or all of the A Loan Disbursement or the B Loan Disbursement, as the context requires;

“Dispute” has the meaning set forth in Section 7.05(b) (Enforcement);

“Dollars” and “$” means the lawful currency of the United States of America;

“E&SA” means the environmental and social assessment, dated May 13, 2022, prepared by the Borrower in accordance with the Performance Standards;

“E&S Management System” means the Borrower’s environmental and social management system enabling it to identify, assess and manage risks in respect of its and its Subsidiaries’ Operations on an ongoing basis;

“EBITDA” means, for the relevant Calculation Period for any Person or specified group of Persons, Net Income for such period (without giving effect to (x) any extraordinary gains, (y) any non- cash income, and (z) any gains or losses from sales of assets other than inventory sold in the ordinary course of business) adjusted by adding thereto (in each case to the extent deducted in determining Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of such Person or specified group of Persons determined on a Consolidated Basis for such period (or on both an unconsolidated basis and a Consolidated Basis if applicable under this Agreement), (ii) tax expense based on income and foreign withholding taxes for such Person or specified group of Persons determined on a Consolidated Basis for such period (or on both an unconsolidated basis and a Consolidated Basis if applicable under this Agreement), and (iii) all depreciation and amortization expense of such Person or specified group of Persons determined on a Consolidated Basis for such period (or on both an unconsolidated basis and a Consolidated Basis if applicable under this Agreement);

“Euro” and “EUR” means the single, unified, lawful currency of those member states of the European Union participating in the Economic and Monetary Union;

“Event of Default” means any one of the events or circumstances specified in Section 6.02 (Events of Default);

“Financial Debt” means as to any Person:

(i)	any indebtedness of such Person for or in respect of borrowed money;

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(ii)

the outstanding principal amount of any bonds, debentures, notes, loan stock, commercial paper, acceptance credits, bills or promissory notes drawn, accepted, endorsed or issued by such Person, except indebtedness in respect of any bid, performance, surety bond, caución or fianza in the ordinary course of business for the account of any Person;

(iii)

any indebtedness of such Person for or in respect of the deferred purchase price of assets or services (except trade accounts incurred and payable in the ordinary course of business to trade creditors of such Person within 180 days of the date they are incurred and which are not overdue);

(iv)

non-contingent obligations of such Person to reimburse any other Person for amounts payable by that Person under a letter of credit or similar instrument (excluding any letter of credit or similar instrument issued for the account of such Person with respect to trade accounts incurred and payable in the ordinary course of business to trade creditors of such Person within 365 days of the date they are incurred and which are not overdue);

(v)	the amount of any obligation of such Person in respect of any Financial Lease;

(vi)

amounts raised by such Person under any other transaction having the financial effect of a borrowing and which would be classified as a borrowing (and not as an off-balance sheet financing) under the Accounting Standards;

(vii)

the amount of the obligations of such Person under Hedging Contracts entered into in connection with the protection against or benefit from fluctuation in any rate or price (but only the net amount owing by such Person after marking the relevant Hedging Contracts to market);

(viii)	all indebtedness of the types described in the foregoing items secured by a Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person;

(ix)	all obligations of such Person to pay a specified purchase price for goods and services, whether or not delivered or accepted (i.e., take or pay or similar obligations);

(x)

any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person; any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, any obligation under a “synthetic lease” or any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person;

(xi)	the amount of any obligation in respect of any guarantee or indemnity incurred by such Person for any of the foregoing items incurred by any other Person; and

(xii)	any premium payable by such Person on a mandatory redemption or replacement of any of the foregoing items;

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“Financial Lease” means any lease or hire purchase contract which would, under the Accounting Standards, be treated as a finance or capital lease;

“Financial Plan” means the proposed sources of financing for the Transaction as set out in Annex A;

“Financial Year” means with respect to the Borrower and each of its Subsidiaries, the accounting year commencing each year on January 1st and ending on the following December 31st, or such other period as such Person, with IFC’s consent, from time to time designates as its accounting year;

“Foreign Exchange Regulations” means any foreign exchange regulation issued by the Congress, the Presidency, the Ministry of Treasury, the Ministry of Finance, the Argentine Central Bank or any other applicable Governmental Authority of the Country (including, without limitation, Communication “A” 7490 (Texto ordenado de las normas sobre “Exterior y Cambios”) as amended and supplemented) related to payments in foreign currency, dealings in foreign exchange and the import and export of currency, currency control and/or foreign indebtedness and, in each case, applicable to the IFC Financing Documents;

“Fraudulent Practice” means has the meaning assigned to it in Annex H;

“Hedging Contract” means (i) any interest rate swap agreement, interest rate cap agreement or other agreement designed to protect against fluctuations in interest rates or (ii) any foreign exchange forward contract, currency swap agreement or other agreement designed to protect against fluctuations in foreign exchange rates, in each case entered into the ordinary course of business;

“IASB” has the meaning set forth in the definition of “Accounting Standards”; “IFC” has the meaning set forth in the preamble;

“IFC Fee Letter” means that certain letter agreement entered into by and between IFC and Borrower dated on or about the date hereof, in which Borrower confirms and agrees to pay IFC such fees as set forth therein;

“IFC Financing Documents” means, collectively, this Agreement, the Lender Fee Letter and the IFC Fee Letter;

“Increased Costs” means the amount certified in an Increased Costs Certificate to be the net incremental costs of, or reduction in return to, IFC, derived from any net incremental cost, or reduction in return to, IFC or any Participant in connection with the making or maintaining of the Loan or its Participation, respectively, that result from:

(i)	any change in any applicable law or regulation or directive (whether or not having the force of law) or in its interpretation or application by any Authority charged with its administration; or

(ii)	compliance with any request from, or requirement of, any central bank or other monetary or other Authority;

which, in either case, after the date of this Agreement:

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(A)	imposes, modifies or makes applicable any reserve, special deposit or similar requirements against assets held by, or deposits with or for the account of, or loans made by, IFC or that Participant;

(B)

imposes a cost on IFC as a result of IFC having made the Loan or on that Participant as a result of that Participant having acquired its Participation or reduces the rate of return on the overall capital of IFC or that Participant that it would have achieved, had IFC not made the Loan or that Participant not acquired its Participation, as the case may be;

(C)

changes the basis of taxation on payments received by IFC in respect of the Loan or by that Participant with respect to its Participation (otherwise than by a change in taxation of the overall net income of IFC or that Participant imposed by the jurisdiction of its incorporation or in which it books its Participation or in any political subdivision of any such jurisdiction); or

(D)	imposes on IFC or that Participant any other condition regarding the making or maintaining of the Loan or such Participation;

but excluding any incremental costs of making or maintaining a Participation that are a direct result of that Participant having its principal office in the Country or having or maintaining a permanent office or establishment in the Country, if and to the extent that permanent office or establishment acquires that Participation;

“Increased Costs Certificate” means a certificate provided from time to time by IFC (based on a certificate to IFC from any Participant, if Increased Costs affect its Participation), certifying:

(i)	the circumstances giving rise to the Increased Costs;

(ii)	that the costs of IFC or, as the case may be, that Participant have increased or the rate of return of any of them has been reduced;

(iii)	that, IFC or, as the case may be, that Participant, has, in its opinion, exercised reasonable efforts to minimize or eliminate the relevant increase or reduction, as the case may be; and

(iv)	the amount of Increased Costs;

“Indemnitee” has the meaning set forth in Section 7.07(a) (Indemnification; No Consequential Damages);

“Interest Coverage Ratio” means, for the relevant Calculation Period, the ratio determined either on a Consolidated Basis or on both an unconsolidated basis (which, for the avoidance of doubt, shall mean without including the results, assets or liabilities of the relevant Person’s Subsidiaries) and a Consolidated Basis, as applicable, in accordance with Section 5.01(m) (Affirmative Covenants), obtained by dividing:

(i)	the aggregate EBITDA of the Borrower, as determined, as applicable, either on a Consolidated Basis or on both an unconsolidated basis and a Consolidated Basis,

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for the four consecutive fiscal quarters most recently ended prior to the relevant date of calculation;

by:

(ii)

the aggregate Net Interest of the Borrower, as determined, as applicable, either on a Consolidated Basis or on both an unconsolidated basis and a Consolidated Basis, for the four consecutive fiscal quarters most recently ended prior to the relevant date of calculation;

“Interest Determination Date” means the second Business Day before the beginning of each Interest Period; provided, however, in the event any of the provisions of Section 2.03(d) (Interest) apply, such date shall be determined by IFC pursuant to the benchmark methodology provided by the relevant administrator for the relevant rate;

“Interest Payment Date” means February 15 and August 15 in each year in any year;

“Interest Period” means each period of 6 months in each case beginning on an Interest Payment Date and ending on the day immediately before the next following Interest Payment Date, except in the case of the first period applicable to each Disbursement when it means the period beginning on the date on which that Disbursement is made and ending on the day immediately before the next following Interest Payment Date;

“Interest Rate” means (i) with respect to the A Loan, the A Loan Interest Rate or (ii) with respect to the B Loan, the B Loan Interest Rate, as the context requires;

“Investment” has the meaning specified in Section 5.02(k) (Negative Covenants);

“Lender Fee Letter” means that certain letter agreement entered into by and between IFC and Borrower dated on or about the date hereof, in which Borrower confirms and agrees to pay IFC such fees as set forth therein;

“Liabilities” means the aggregate of all obligations (actual or contingent) of any Person to pay or repay money, including, without limitation:

(i)	Financial Debt of such Person;

(ii)

the amount of all liabilities of such Person under any conditional sale or a transfer with recourse or obligation to repurchase, including, without limitation, by way of discount or factoring of book debts or receivables;

(iii)	taxes (including deferred taxes) of such Person;

(iv)

trade accounts that are payable in the ordinary course of business to trade creditors of such Person within 180 days of the date they are incurred and which are not overdue (including letters of credit or similar instruments issued for the account of such Person with respect to such trade accounts);

(v)	accrued expenses of such Person, including wages and other amounts due to employees and other services providers;

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(vi)	the amount of all liabilities of such Person howsoever arising to redeem any of its shares; and

(vii)

to the extent (if any) not included in the definition of Financial Debt, the amount of all liabilities of any other Person to the extent such Person guarantees them or otherwise obligates itself to pay them;

“Lien” means any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or banker’s lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy;

“Loan” means collectively, the A Loan and the B Loan or, as the context requires, the principal amount of the A Loan and the B Loan outstanding from time to time;

“Loan Currency” means Dollars;

“Losses” has the meaning set forth in Section 7.07(a) (Indemnification; No Consequential Damages);

“Material Adverse Effect” means a material adverse effect on:

(i)

the Borrower and its Subsidiaries’ business, operations, property, liabilities, condition (financial or otherwise), prospects or the carrying on of the Borrower and its Subsidiaries’ business or operations;

(ii)	the implementation of the Transaction or the Financial Plan; or

(iii)	the ability of the Borrower and its Subsidiaries to comply with their respective obligations under this Agreement or under any other IFC Financing Document to which any of them is a party;

“Net Debt to EBITDA Ratio” means, for the relevant Calculation Period, the ratio determined either on a Consolidated Basis or on both an unconsolidated basis and a Consolidated Basis, as applicable, in accordance with Section 5.01(m) (Affirmative Covenants), obtained by dividing:

(i)

(A) the Financial Debt of the Borrower less (B) the Borrower’s cash and Cash Equivalents at such time, each of (A) and (B) determined, as applicable, either on a Consolidated Basis or on both an unconsolidated basis and a Consolidated Basis, at the time of the calculation, by:

(ii)

the aggregate EBITDA of the Borrower, as determined, as applicable, either on a Consolidated Basis or on both an unconsolidated basis and a Consolidated Basis, for the four consecutive fiscal quarters most recently ended prior to the relevant date of calculation;

“Net Income” means for any period, the excess (if any) of gross income over total expenses (provided, that income taxes shall be treated as part of total expenses) during such period for any Person or specified group of Persons;

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“Net Interest” means, for any period, any interest accrued by the Borrower in connection with liabilities of such Borrower minus any interest received from assets belonging to the Borrower, in each case determined in accordance with the Accounting Standards;

“Non-Recourse Pledges” means pledges of shares of an entity, which entity primarily engages in business ancillary to the business of the Borrower and which entity’s capital stock is owned by the Borrower in accordance with all applicable provisions of this Agreement, which pledges are without further recourse to the Borrower to guarantee debt incurred by such entity and are not otherwise guaranteed by the Borrower;

“Obstructive Practice” has the meaning assigned to in Annex H;

“Operations” means the operations, activities and facilities of any Person (including the design, construction, operation, maintenance, management and monitoring thereof, as applicable) in the Country;

“Participant” means any Person who acquires a Participation;

“Participation” means the interest of any Participant in the A Loan or the B Loan, or as the context requires, in the A Loan Disbursement or the B Loan Disbursement;

“Participation Agreement” means an agreement between IFC and one or more Participant(s) pursuant to which each Participant acquires a Participation; provided, for the avoidance of doubt, that, (i) the Borrower shall not be considered a party to any Participation Agreement, (ii) the Borrower shall not deal with any Participant for purposes of this Agreement, (iii) no provision in this Agreement relating to Participants shall be interpreted as a transfer by IFC of any of its rights or obligations under this Agreement to a Participant, and (iv) no Participant shall be considered an intended third party beneficiary of this Agreement; provided further, that nothing in the foregoing proviso shall limit IFC’s right to transfer (at its own cost and expense) the Loan or any portion thereof and corresponding rights under this Agreement to any Person (including, for the avoidance of doubt, any Participant);

“Performance Standards” means IFC’s Performance Standards on Environmental & Social Sustainability, dated January 1, 2012, a copy of which has been delivered to and receipt of which has been acknowledged by the Borrower;

“Permitted Acquisition” means the acquisition by the Borrower or a Subsidiary of the Borrower of a Person or business (including by way of merger of such Person or business with and into the Borrower or a Subsidiary (so long as the Borrower or such Subsidiary is the surviving corporation)); provided, that (in each case) (i) the consideration paid or to be paid by the Borrower or such Subsidiary consists solely of cash, stock of the Borrower, the issuance or incurrence of Financial Debt otherwise permitted by the IFC Financing Documents and/or the assumption or acquisition of any Financial Debt (calculated at face value) of such acquired Person or business which is permitted to remain outstanding in accordance with the requirements of the IFC Financing Documents, or a combination thereof, (ii) the acquired Person or business is in a business permitted by the IFC Financing Documents, and (iii) all other requirements of Section 5.02(k)(vii) (Negative Covenants) are satisfied;

“Permitted Holders” means any of the following Persons as long as they do not appear on any Sanctions Lists:

(i)	Cablevisión Holding S.A., VLG S.A.U., Fintech Advisory, Inc., Fintech Holdings Inc., Fintech Telecom LLC and any of their respective successors;

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(ii)

any of (A) the Persons listed in Schedule 11 (as updated from time to time), (B) any Privileged Relatives of such Persons, and (C) any Person (other than an individual) directly or indirectly majority owned and controlled by one or more Persons set forth in subclause (A) or (B) of this definition; or

(iii)

an internationally recognized, investment grade telecommunications company listed on a major stock exchange (or any Subsidiary thereof, provided, that in the case of a Subsidiary that is not a wholly owned Subsidiary, no other shareholder of such Subsidiary appears on any Sanctions List) if it obtains the power (whether or not exercised) to elect a majority of the board of directors of the Borrower; provided, that, any such internationally recognized, investment grade telecommunications company listed on a major stock exchange shall not be considered a Permitted Holder for the purposes of this Agreement, if a Change of Control takes place and as a result of such transaction or series of transactions the Borrower no longer holds a credit rating equal to or higher than its credit rating as determined immediately before such transaction or series of transactions;

“Permitted Leases” means leases incurred in the ordinary course of business operation;

“Permitted Lien” has the meaning specified in Section 5.02(g) (Negative Covenants);

“Permitted Refinancing Debt” means Financial Debt used exclusively to refinance, refund, renew or extend other Financial Debt, provided, that: (i) the principal amount of such Financial Debt is not increased; (ii) any Liens securing such Financial Debt are not extended to any additional property; (iii) such refinancing, refunding, renewal or extension does not result in a shortening of the average weighted maturity of the Financial Debt so refinanced, refunded, renewed or extended; and (iv) the terms of any such refinancing, refunding, renewal or extension are no less favorable to the Borrower than (A) the Financial Debt being refinanced, refunded, renewed or extended or (B) the terms generally available in the market for an arm’s length transaction in respect of Financial Debt containing the terms of such Permitted Refinancing Debt;

“Person” means any natural person, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

“Peso” means the lawful currency of the Republic of Argentina;

“Politically Exposed Person” means a natural person who is entrusted with prominent public or political functions, such as heads of state or government and senior government officials;

“Potential Event of Default” means any event or circumstance which would, with notice, lapse of time, the making of a determination or any combination thereof, become an Event of Default;

“Privileged Relatives” means, in relation to an individual, his or her spouse and any relative of such individual with a common ancestor up to the fourth degree (including adopted children who have been adopted during their minority and step-children who have acquired that relationship with such individual or with any such relative during their minority) and any spouse of any such relative;

“Pro Forma Basis” means, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the

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incurrence of any Financial Debt, (y) the permanent repayment of any Financial Debt after the first day of the relevant Calculation Period, and (z) any Permitted Acquisition, the making of a Restricted Payment or any other transaction subject to pro forma financial covenant compliance hereunder consummated during the relevant Calculation Period, with the following rules to apply in connection therewith:

(i)

all Financial Debt (A) incurred or issued after the first day of the relevant Calculation Period shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period and remain outstanding through the date of determination and (B) permanently retired or redeemed after the first day of the relevant Calculation Period shall be deemed to have been retired or redeemed on the first day of such Calculation Period and remain retired through the date of determination;

(ii)

all Financial Debt assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (A) in the case of fixed rate Financial Debt, the rate applicable thereto, or (B) in the case of floating rate Financial Debt, the rates which would have been applicable thereto during the respective period when the same was deemed outstanding;

(iii)

in making any determination of EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition or any other transaction subject to pro forma financial covenant compliance hereunder if effected during the respective Calculation Period as if the same had occurred on the first day of the respective Calculation Period; and

(iv)

such calculation shall exclude all cash derived from the incurrence or projected incurrence of new Financial Debt (other than an amount of such cash equal to the installments of Financial Debt coming due within 6 months of such incurrence which are intended to be repaid with the proceeds of such incurrence of Financial Debt);

“Proceeding” has the meaning set forth in Section 7.07(a)(iv) (Indemnification; No Consequential Damages);

“Prohibited Activities” means the activities specified in Annex J;

“Relevant Change” has the meaning set forth in Section 2.16 (Illegality);

“Relevant Spread” means (i) with respect to the A Loan, 6.50% per annum and (ii) with respect to the B Loan, 6.50% per annum;

“Restricted Payment” means, with respect to any Person, the (i) declaration or payment of a dividend, distribution or return of any equity capital to its stockholders, partners or members or authorization or making of any other distribution, payment or delivery of property (other than common stock of such Person) or cash to its stockholders, partners or members in their capacity as such, or (ii) redemption, retirement, purchase or other acquisition of, or permitting of any Subsidiary to redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of any class of its capital stock outstanding on or after the date of this Agreement (or any options or warrants issued by such Person with respect to its capital stock), or setting aside of any funds for any of the foregoing purposes, or (iii) making of any payment of any kind on or in respect of subordinated Financial Debt held by any Affiliate of such Person. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also

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include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes;

“Revenues” means, for the relevant Calculation Period for any Person or specified group of Persons, the revenues of such Person or specified group of Persons determined on a Consolidated Basis for such period (or on both an unconsolidated basis and a Consolidated Basis if applicable under this Agreement) as stated in the relevant audited financial statements or unaudited financial statements, as the case may be;

“Sanctionable Practice” means any Corrupt Practice, Fraudulent Practice, Coercive Practice, Collusive Practice, or Obstructive Practice, as those terms are defined herein and interpreted in accordance with the Anti-Corruption Guidelines attached to this Agreement as Annex H;

“Sanctions Lists” means any of the following lists: (i) lists promulgated by the United Nations Security Council or its committees pursuant to resolutions issued under Chapter VII of the United Nations Charter, (ii) the World Bank Listing of Ineligible Firms (see www.worldbank.org/debarr or any successor website or location), (iii) the Specially Designated Nationals List published by the Office of Foreign Assets Control of the U.S. Department of the Treasury, or (iv) any other sanctions or debarment list published by the United Nations, the United States government or any agency thereof; without limiting the foregoing, for the purposes of this definition, a Person shall be considered included in a Sanctions List if such Person is: (A) engaging in any prohibited activities described in the resolutions issued under Chapter VII of the United Nations Charter by the United Nations Security Council or its committees, (B) convicted of criminal misconduct, or (C) a Politically Exposed Person;

“SEC” means the United States Securities and Exchange Commission;

“SOFR” means the secured overnight financing rate administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate);

“SOFR Banking Day” means any day other than:

(i)	a Saturday or Sunday; and

(ii)

a day on which the Securities Industry and Financial Markets Association (or any successor organization) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities;

“Subsidiary” means any Person (referred to as the “first person”) in respect of which another Person (referred to as the “second person”):

(i)

has the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to: (A) cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of the first person; (B) appoint or remove all, or the majority, of the directors or other equivalent officers of the first person; or (C) give directions with respect to the operating and financial policies of the first person with which the directors or other equivalent officers of the first person are obliged to comply; or

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(ii)

holds beneficially (directly or indirectly) more than 50% of the issued share capital of the first person (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

“Taxes” means any present or future taxes, withholding obligations, duties and other charges of whatever nature levied by any Authority;

“Term SOFR” means for any day such rate may be required for purposes of this Agreement, the forward-looking term rate based on SOFR for the relevant maturity as provided by the Term SOFR Administrator to, and published by, authorized distributors of Term SOFR at 6:00 a.m., New York time (or any amended publication time for Term SOFR, as specified by the Term SOFR Administrator in the CME Term SOFR benchmark methodology); provided, however, that if that rate is subsequently corrected and provided by the Term SOFR Administrator to, and published by, authorized distributors of Term SOFR within the longer of one hour of the time when such rate is first published by authorized distributors of Term SOFR and the republication cut-off time for Term SOFR, if any, as specified by the Term SOFR Administrator in the Term SOFR benchmark methodology then that rate will be subject to those corrections; and provided further that if such rate is less than zero, Term SOFR shall be deemed to be zero;

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator);

“Term SOFR Index Cessation Effective Date” means, in respect of Term SOFR and a Term SOFR Index Cessation Event, the first date on which Term SOFR would ordinarily have been provided and is no longer provided;

“Term SOFR Index Cessation Event” means in respect of Term SOFR:

(i)

a public statement or publication of information by or on behalf of the Term SOFR Administrator announcing that it has ceased or will cease to provide Term SOFR permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor administrator that will continue to provide Term SOFR; or

(ii)

a public statement or publication of information by the regulatory supervisor for the Term SOFR Administrator, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the Term SOFR Administrator or a court or any entity with similar insolvency or resolution authority over the Term SOFR Administrator which states that the Term SOFR Administrator has ceased or will cease to provide Term SOFR permanently, provided that, at the time of the statement or publication, there is no successor administrator that will continue to provide Term SOFR;

“Term SOFR Recommended Fallback Rate” means the rate (inclusive of any spreads or adjustments) recommended as the replacement for Term SOFR by:

(i)	the Term SOFR Administrator; or

(ii)	if the Term SOFR Administrator does not make a recommendation, a committee officially endorsed or convened by the Federal Reserve Board or the Federal

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Reserve Bank of New York or the supervisor for the Term SOFR Administrator for the purpose of recommending a replacement for Term SOFR (which rate may be produced by the Term SOFR Administrator or another administrator) and as provided by the administrator of that rate (or a successor administrator) or, if that rate is not provided by the administrator thereof (or a successor administrator), published by an authorized distributor;

“Term SOFR Recommended Fallback Rate Index Cessation Effective Date” means, in respect of the Term SOFR Recommended Fallback Rate and a Term SOFR Recommended Fallback Rate Index Cessation Event, the first date on which the Term SOFR Recommended Fallback Rate would ordinarily have been provided and is no longer provided;

“Term SOFR Recommended Fallback Rate Index Cessation Event” means in respect of Term SOFR Recommended Fallback Rate:

(i)

a public statement or publication of information by or on behalf of the administrator of the Term SOFR Recommended Fallback Rate announcing that it has ceased or will cease to provide the Term SOFR Recommended Fallback Rate permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor administrator that will continue to provide Term SOFR Recommended Fallback Rate; or

(ii)

a public statement or publication of information by the regulatory supervisor for the administrator of the Term SOFR Recommended Fallback Rate, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator of the Term SOFR Recommended Fallback Rate or a court or any entity with similar insolvency or resolution authority over the administrator of the Term SOFR Recommended Fallback Rate which states that the administrator of the Term SOFR Recommended Fallback Rate has ceased or will cease to provide Term SOFR Recommended Fallback Rate permanently, provided that, at the time of the statement or publication, there is no successor administrator that will continue to provide a Term SOFR Recommended Fallback Rate;

“Transaction” has the meaning set forth in the recitals;

“U.S. Government Obligations” means (i) direct obligations issued by the United States of America and (ii) obligations fully guaranteed by the full faith and credit of the United States of America or any agency thereof;

“World Bank” means the International Bank for Reconstruction and Development, an international organization established by Articles of Agreement among its member countries; and

“World Bank Listing of Ineligible Firms” means the list, as updated from time to time, of persons or entities ineligible to be awarded a World Bank Group-financed contract or otherwise sanctioned by the World Bank Group sanctions board for the periods indicated on the list because they were found to have violated the fraud and corruption provisions of the World Bank Group anticorruption guidelines and policies (the list may be found at http://www.worldbank.org/debarr or any successor website or location).

Section 1.02. Financial Calculations. (a) All financial calculations to be made under, or for the purposes of, this Agreement and any other IFC Financing Document shall be made in accordance with the

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Accounting Standards and, except as otherwise required in this Agreement or to conform to any provision of this Agreement, shall be calculated from the then most recently issued quarterly financial statements which the Borrower is obligated to furnish to IFC under Section 5.03(a) (Reporting Requirements).

(b)If a financial calculation is to be made based on information from the last quarter of any given Financial Year, then IFC shall base those calculations instead on the audited financial statements for such Financial Year.

(c)If a financial calculation is to be made under or for the purposes of this Agreement or any other IFC Financing Document on a Consolidated Basis, that calculation shall be made by reference to the sum of all amounts of similar nature reported in the relevant financial statements of each of the entities whose accounts are to be consolidated with the accounts of the Borrower plus or minus the consolidation adjustments customarily applied to avoid double counting of transactions among any of those entities, including the Borrower.

Section 1.03. Interpretation. In this Agreement, unless the context otherwise requires:

(a)headings are for convenience only and do not affect the interpretation of this Agreement;

(b)words importing the singular include the plural and vice versa;

(c)a reference to an Annex, Article, party, Schedule or Section is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;

(d)a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement; and

(e)a reference to a party to any document includes that party’s successors and permitted assigns.

Section 1.04. Business Day Adjustment. (a) When an Interest Payment Date is not a Buenos Aires Business Day or a Business Day, then such Interest Payment Date shall be automatically changed to the next date that is a Buenos Aires Business Day and a Business Day, as applicable, in that calendar month (if there is one) or the preceding date that is a Buenos Aires Business Day and a Business Day, as applicable, (if there is not).

(b)     When the day on or by which a payment (other than a payment of principal or interest) is due to be made is not a Buenos Aires Business Day or not a Business Day, that payment shall be made on or by the next Buenos Aires Business Day or the next Business Day, as applicable, in that calendar month (if there is one) or the preceding Buenos Aires Business Day or the preceding Business Day, as applicable, (if there is not).

ARTICLE II

The Loan

Section 2.01. The Loan. Subject to the provisions of this Agreement, IFC agrees to lend, and the Borrower agrees to borrow, the Loan consisting of:

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(a)the A Loan, being fifty million Dollars ($50,000,000); and

(b)the B Loan, being one hundred thirty-four million five hundred thousand Dollars ($134,500,000).

Section 2.02. Disbursement Procedure. (a) The Borrower may request Disbursements by delivering to IFC, at least 10 Business Days prior to the proposed date of disbursement, a request for disbursement substantially in the form of Schedule 2.

(b)Each Disbursement shall be made by IFC to the Borrower’s account at Citibank N.A., New York Branch, 111 Wall Street, New York, USA 10043, SWIFT: CITIUS33, ABA: 0210-0008-9, Account No.: 36326336, Account Name: Telecom Argentina S.A. – General Hornos 690 – City of Buenos Aires – Argentina, or at another bank in New York, New York acceptable to IFC, for further credit to: (A) the Borrower’s account in the Country at an Argentine Financial Entity, or (B) any other place reasonably acceptable to IFC, all as specified by the Borrower in the relevant request for disbursement.

(c)Each Disbursement shall be made in the full aggregate amount of the A Loan and the B Loan, respectively.

(d)The Borrower shall deliver to IFC:

(i)	within 5 Business Days following each Disbursement, a receipt substantially in the form of Schedule 3; and

(ii)

within 10 days after the proceeds of such Disbursement are transferred to the Borrower’s account in the Country, a copy of the documents issued by the corresponding Argentine Financial Entity reflecting the receipt of the funds in such account for the benefit of the Borrower.

(e)Notwithstanding anything to the contrary in this Agreement, the Borrower may request, in the relevant Disbursement request, that IFC deduct the fees which Section 2.07 (Fees) requires to be paid on or before the date of such Disbursement.

Section 2.03. Interest. Subject to the provisions of Section 2.04 (Default Rate Interest), the Borrower shall pay interest on the Loan in accordance with this Section 2.03:

(a)During each Interest Period, the Loan shall bear interest at the applicable Interest Rate for that Interest Period.

(b)Interest on each of the A Loan and the B Loan shall accrue from day to day, be prorated on the basis of a 360-day year for the actual number of days in the relevant Interest Period and be payable in arrears on the Interest Payment Date immediately following the end of that Interest Period; provided, that with respect to any Disbursement made less than 15 days before an Interest Payment Date, interest on that Disbursement shall be payable commencing on the second Interest Payment Date following the date of that Disbursement.

(c)The A Loan Interest Rate and the B Loan Interest Rate for any Interest Period shall be the rate which is the sum of:

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(i)	the Relevant Spread; and

(ii)

subject to subsection (d) below, Term SOFR on the Interest Determination Date for that Interest Period for 6 months (or, in the case of the first Interest Period for any Disbursement, for 1 month, 3 months or 6 months, whichever period is closest to the duration of the relevant Interest Period (or, if two periods are equally close, the longer one)) rounded upward to the nearest three decimal places.

(d) (i)

Temporary Non-Publication of Term SOFR. If (A) Term SOFR for the duration of the relevant Interest Period is not published by the Term SOFR Administrator or an authorized distributor on an Interest Determination Date and is not otherwise provided by the Term SOFR Administrator on such date and (B) a Term SOFR Index Cessation Event shall not have occurred, then the rate for that Interest Determination Date will be the last provided or published Term SOFR for the duration of the relevant Interest Period.

(ii)

A Term SOFR Index Cessation Effective Date. If a Term SOFR Index Cessation Event has occurred, the rate in respect of an Interest Determination Date occurring on or after the Term SOFR Index Cessation Effective Date will be, subject to subsections (iii) and (iv) below, the Term SOFR Recommended Fallback Rate for the duration of the relevant Interest Period.

(iii)

Temporary Non-Publication of Term SOFR Recommended Fallback Rate. Subject to subsection (iv) below, if there is a Term SOFR Recommended Fallback Rate before the end of the first SOFR Banking Day following the Term SOFR Index Cessation Effective Date but neither the Term SOFR Administrator nor authorized distributors provide or publish the Term SOFR Recommended Fallback Rate for the duration of the relevant Interest Period, then, in respect of an Interest Determination Date for which the Term SOFR Recommended Fallback Rate is required, references to the Term SOFR Recommended Fallback Rate for the duration of the relevant Interest Period will be deemed to be references to the last provided or published Term SOFR Recommended Fallback Rate for the duration of the relevant Interest Period; provided, however, if there is no last provided or published Term SOFR Recommended Fallback Rate for the duration of the relevant Interest Period, then in respect of an Interest Determination Date for which the Term SOFR Recommended Fallback Rate is required, references to the Term SOFR Recommended Fallback Rate for the duration of the relevant Interest Period will be deemed to be references to the last provided or published Term SOFR for such period.

(iv)	No Term SOFR Recommended Fallback Rate or Term SOFR Recommended Fallback Rate Index Cessation Effective Date. If:

(A)	there is no Term SOFR Recommended Fallback Rate before the end of the first SOFR Banking Day following the Term SOFR Index Cessation Effective Date; or

(B)	there is a Term SOFR Recommended Fallback Rate and a Term SOFR Recommended Fallback Rate Index Cessation Effective Date subsequently occurs,

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then the rate for an Interest Determination Date occurring on or after the Term SOFR Index Cessation Effective Date or after the Term SOFR Recommended Fallback Rate Index Cessation Effective Date (as applicable) will be such rate as IFC may determine to be an appropriate successor or replacement for Term SOFR based on derivatives market practices then in effect or such other commercially reasonable alternative for Term SOFR as may be selected by IFC in its sole discretion as an appropriate benchmark for financing under this Agreement.

(e)On each Interest Determination Date for any Interest Period, IFC shall determine the A Loan Interest Rate and the B Loan Interest Rate applicable to that Interest Period and promptly notify the Borrower of that rate.

(f)The determination by IFC, from time to time, of the applicable Interest Rate shall be final and conclusive and bind the Borrower (unless the Borrower shows to IFC’s reasonable satisfaction that the determination involves manifest error).

Section 2.04. Default Rate Interest. (a) Without limiting the remedies available to IFC under this Agreement or otherwise (and to the maximum extent permitted by applicable law), if the Borrower fails to make any payment of principal or interest (including interest payable pursuant to this Section 2.04 that has become due) or any other payment provided for in Section 2.07 (Fees) when due as specified in this Agreement (whether at stated maturity or upon acceleration), the Borrower shall pay interest on the amount of that payment due and unpaid at the rate which shall be the sum of 2% per annum and the A Loan Interest Rate (with respect to amounts relating to the A Loan) or 2% per annum and the B Loan Interest Rate (with respect to amounts relating to the B Loan), as applicable; provided, however, that in the case of any default with respect to amounts provided for in Section 2.07 (Fees), the Borrower shall pay interest on any such amount that is due and unpaid at the rate which shall be the sum of: (i) the Relevant Spread; (ii) 2% per annum; and (iii) Term SOFR for the date that is two SOFR Banking Days prior to the commencement of the Interest Period in which such default occurs and reset on the second SOFR Banking Day preceding each succeeding Interest Period during which such amount remains unpaid; and provided, further, that if default in the payment of any such amount occurs prior to the first Interest Payment Date under this Agreement (whether or not a disbursement has occurred), the applicable Term SOFR rate used to calculate default interest during the period in which such amount remains unpaid extending up to but excluding such first Interest Payment Date shall be Term SOFR for the date that is two SOFR Banking Days prior to the date of this Agreement.

(b)     Interest at the rate referred to in Section 2.04(a) shall accrue from the date on which payment of the relevant overdue amount became due until the date of actual payment of that amount (as well after as before judgment), and shall be payable on demand or, if not demanded, on each Interest Payment Date falling after any such overdue amount became due.

Section 2.05. Repayment. (a) Subject to Section 1.04 (Business Day Adjustment), the Borrower shall repay the A Loan on the following Interest Payment Dates and in the following percentages:

Interest Payment Date	Principal Amount Due
August 15, 2024	9.09%
February 15, 2025	9.09%
August 15, 2025	9.09%
February 15, 2026	9.09%

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August 15, 2026	9.09%
February 15, 2027	9.09%
August 15, 2027	9.09%
February 15, 2028	9.09%
August 15, 2028	9.09%
February 15, 2029	9.09%
August 15, 2029	9.10%

(b)Subject to Section 1.04 (Business Day Adjustment), the Borrower shall repay the B Loan on the following Interest Payment Dates and in the following percentages:

Interest Payment Date	Principal Amount Due

August 15, 2024	9.09%
February 15, 2025	9.09%
August 15, 2025	9.09%
February 15, 2026	9.09%
August 15, 2026	9.09%
February 15, 2027	9.09%
August 15, 2027	9.09%
February 15, 2028	9.09%
August 15, 2028	9.09%
February 15, 2029	9.09%
August 15, 2029	9.10%

(c)Any principal amount of the Loan repaid under this Agreement may not be re-borrowed.

Section 2.06. Prepayment. Without prejudice to Sections 2.03 (Interest), 2.06(c), Section 2.14 (Taxes) and Section 2.16 (Illegality):

(a)The Borrower may prepay at any time all or any part of the Loan but only if:

(i)

at least 30 days prior thereto the Borrower delivers a non-binding notice of such prepayment to IFC, and confirms such prepayment by delivery of a binding supplemental notice to IFC at least 5 Business Days prior to such prepayment;

(ii)

the Borrower simultaneously pays all accrued interest and Increased Costs (if any) on the amount of the Loan to be prepaid, together with the prepayment premium specified in Section 2.06(b) and all other amounts then due and payable under this Agreement, including the amount payable under Section 2.11 (Unwinding Costs), if the prepayment is not made on an Interest Payment Date;

(iii)	for a partial prepayment, that prepayment is an amount not less than $20,000,000; and

(iv)

if requested by IFC 5 Business Days in advance, the Borrower delivers to IFC, prior to the date of prepayment, evidence reasonably satisfactory to IFC that all necessary Authorizations with respect to the prepayment, if any, have been obtained.

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(b)On the date of any prepayment of the Loan in accordance with Section 2.06(a), the Borrower shall pay a prepayment premium consisting of an amount in the Loan Currency equal to the relevant percentage of the amount to be prepaid, such percentage being (i) 2%, if such prepayment occurs on or before the first anniversary of the first Disbursement, (ii) 1.5%, if such prepayment occurs after the first anniversary of the first Disbursement and on or before the third anniversary of the first Disbursement, and (iii) 1.0%, if prepayment occurs after the third anniversary of the first Disbursement. The determination by IFC of the prepayment premium shall be final and conclusive and bind the Borrower (unless the Borrower shows, to the reasonable satisfaction of IFC, that such determination involved manifest error).

(c)Unless otherwise agreed in writing by IFC, the Borrower shall prepay the Loan as provided in this subsection:

(i)	Within 60 days of receipt of a prepayment notice from IFC after the occurrence of any one of the following events:

(A)	a Change of Control; or

(B)

a merger, consolidation, reorganization, winding up, liquidation or dissolution of the Borrower or the Borrower’s affairs, except that: (x) any Subsidiary of the Borrower may merge into or consolidate with or dissolve into or liquidate into the Borrower, so long as the Borrower is the surviving entity or continuing entity, and no Potential Event of Default or Event of Default has occurred and is continuing; and (y) any such transaction is made in connection with a Permitted Acquisition;

the Borrower shall prepay the outstanding principal amount of the Loan.

(ii)	At the time of any prepayment pursuant to this subsection (c):

(A)

the Borrower simultaneously shall pay all accrued interest and Increased Costs (if any) on the amount of the Loan to be prepaid, together with all other amounts then due and payable under this Agreement, including the amount payable under Section 2.11 (Unwinding Costs) if the prepayment is not made on an Interest Payment Date; and

(B)

if requested by IFC 5 Business Days in advance, the Borrower shall deliver to IFC, prior to the date of prepayment, evidence reasonably satisfactory to IFC that all necessary Authorizations with respect to the prepayment, if any, have been obtained.

(d)Amounts of principal prepaid under this Section 2.06 shall:

(i)	first be allocated by IFC pro rata among the A Loan and the B Loan in proportion to their respective principal amounts outstanding; and

(ii)	then be applied by IFC to all the respective outstanding installments of principal of the A Loan and the B Loan in inverse order of maturity.

(e)Upon delivery of an initial and supplemental prepayment notice in accordance with Section 2.06(a), the Borrower shall make the prepayment in accordance with the terms of such notices.

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(f)Any principal amount of the Loan prepaid under this Agreement may not be re-borrowed.

Section 2.07. Fees. (a) The Borrower shall pay to IFC a commitment fee:

(i)

with respect to the A Loan, at the rate of 1% per annum on the daily average balance of that part of the A Loan that from time to time has not been disbursed or cancelled, beginning to accrue on the date of this Agreement;

(ii)

with respect to the B Loan, at a rate of 1% per annum on that part of the B Loan that from time to time has not been disbursed or cancelled, beginning to accrue on the date of the Participation Agreement evidencing that Participation;

(iii)	prorated on the basis of a 360-day year for the actual number of days elapsed; and

(iv)	payable semi-annually, in arrears, on each Interest Payment Date, the first such payment to be due on August 15, 2022.

(b)The Borrower shall also pay to IFC:

(i)

a front-end fee on the A Loan as specified in the IFC Fee Letter, to be paid on the earlier of (A) the date which is 30 days after the date of this Agreement and (B) the date of the A Loan Disbursement;

(ii)

a front-end fee or structuring fee (as applicable) on the B Loan as specified in the Lender Fee Letter, to be paid on the earlier of (A) the date which is 30 days after the date of this Agreement and (B) the date of the B Loan Disbursement;

(iii)	the fees set forth in the IFC Fee Letter; and

(iv)

if the Borrower and IFC agree to restructure all or part of the Loan, the Borrower and IFC shall negotiate in good faith an appropriate amount to compensate IFC for the additional work of IFC staff required in connection with such restructuring.

Notwithstanding anything to the contrary in this Agreement, the Borrower may request, in the relevant Disbursement request, that IFC deduct the fees owed by the Borrower under this Section 2.07 from the relevant Disbursement.

Section 2.08. Currency and Place of Payments. (a) The Borrower shall make all payments of principal, interest, fees, and any other amount due to IFC under this Agreement in the Loan Currency, in same day funds, to the account of IFC at Northern Trust International Banking Corporation, New York, New York, U.S.A., ABA#026001122, for credit to IFC’s account number 10215220300, or at such other bank or account in New York as IFC from time to time designates. Payments must be received in IFC’s designated account no later than 1:00 p.m. New York time; and the Borrower hereby irrevocably agrees that IFC may deem any payment, or part thereof, relating to the B Loan that is received after that time as made on the next Business Day and accordingly, if such payment is received later than 1:00 p.m. New York time, interest will accrue on any Participant’s pro rata share of that payment with respect to which IFC is unable to make same day remittance to that Participant due to the failure of the Borrower to make the payment no later than 1:00 p.m. New York time. The Borrower hereby expressly, unconditionally and

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irrevocably waives any right it may have in any jurisdiction (including without limitation any right under Section 765 of the Argentine Civil and Commercial Code (if applicable)) to pay any amount under the IFC Financing Documents in a currency other than the Loan Currency.

(b)The tender or payment of any amount payable under this Agreement (whether or not by recovery under a judgment) in any currency other than the Loan Currency shall not novate, discharge or satisfy the obligation of the Borrower to pay in the Loan Currency all amounts payable under this Agreement except to the extent that (and as of the date when) IFC actually receives funds in the Loan Currency in the account specified in, or pursuant to, Section 2.08(a).

(c)The Borrower shall indemnify IFC against any losses resulting from a payment being received or an order or judgment being given under this Agreement in any currency other than the Loan Currency or any place other than the account specified in, or pursuant to, Section 2.08(a). The Borrower shall, as a separate obligation, pay such additional amount as is necessary to enable IFC to receive, after conversion to the Loan Currency at a market rate and transfer to that account, the full amount due to IFC under this Agreement in the Loan Currency and in the account specified in, or pursuant to, Section 2.08(a).

(d)Notwithstanding the provisions of Section 2.08(a) and Section 2.08(b), IFC may require the Borrower to pay (or reimburse IFC) for any Taxes, fees, costs, expenses and other amounts payable under Section 2.14(a) (Taxes) and Section 2.15 (Expenses) in the currency in which they are payable, if other than the Loan Currency.

(e)The Borrower hereby expressly, unconditionally and irrevocably waives the right to invoke any defense in relation to its obligations of paying any amounts due under the IFC Financing Documents, including, without limitation, defenses of impossibility, impracticability or frustration of purpose set forth in Section 1091 of the Argentine Civil and Commercial Code, force majeure or act of God set forth in Sections 955, 1031, 1032 or 1730 of the Argentine Civil and Commercial Code, impossibility to comply with the obligations set forth in Section 1732 of the Argentine Civil and Commercial Code, or “onerosidad sobreviniente”, “lesión enorme” or “abuso del derecho” set forth in Section 10 of the Argentine Civil and Commercial Code.

Section 2.09. Allocation of Partial Payments. If at any time IFC receives less than the full amount then due and payable to it under this Agreement, IFC may allocate and apply the amount received in any way or manner and for such purpose or purposes under this Agreement as IFC in its sole discretion determines, notwithstanding any instruction that the Borrower may give to the contrary.

Section 2.10. Increased Costs. On each Interest Payment Date, the Borrower shall pay, in addition to interest, the amount which IFC from time to time notifies to the Borrower in an Increased Costs Certificate as being the aggregate Increased Costs of IFC and each Participant accrued and unpaid prior to that Interest Payment Date.

Section 2.11. Unwinding Costs. (a) If IFC or any Participant incurs any cost, expense or loss as a result of the Borrower:

(i)	failing to borrow in accordance with a request for Disbursement made pursuant to Section 2.02 (Disbursement Procedure);

(ii)	failing to prepay in accordance with a notice of prepayment;

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(iii)	prepaying all or any portion of the Loan on a date other than an Interest Payment Date; or

(iv)	after acceleration of the Loan, paying all or a portion of the Loan on a date other than an Interest Payment Date;

then the Borrower shall immediately pay to IFC the amount that IFC from time to time notifies to the Borrower in writing as being the amount of those costs, expenses and losses incurred, which shall be binding (unless the Borrower shows to IFC’s reasonable satisfaction that the determination involves manifest error).

(b)For the purposes of this Section 2.11, “costs, expenses or losses” include any premium, penalty or expense incurred to liquidate or obtain third party deposits, borrowings, hedges or swaps in order to make, maintain, fund or hedge all or any part of any Disbursement or prepayment of the Loan, or any payment of all or part of the Loan upon acceleration (but, in each case, excluding lost profits); provided, that all hedges and swaps referred to in this Section 2.11(b) shall be limited to hedges and swaps entered into in connection with the SOFR-based funding contemplated hereby.

Section 2.12. Suspension or Cancellation by IFC. (a) IFC may, by notice to the Borrower, suspend the right of the Borrower to Disbursements or cancel the undisbursed portion of the Loan in whole or in part:

(i)	if the first Disbursement has not been made by September 30, 2022, or such other date as the parties agree;

(ii)	if any Event of Default has occurred and is continuing or if the Event of Default specified in Section 6.02(e) (Events of Default) is, in the reasonable opinion of IFC, imminent; or

(iii)	if any event or condition has occurred which has or can be reasonably expected to have a Material Adverse Effect.

(b)Upon the giving of any such notice, the right of the Borrower to any further Disbursement shall be suspended or cancelled, as the case may be. The exercise by IFC of its right of suspension shall not preclude IFC from exercising its right of cancellation, either for the same or any other reason specified in Section 2.12(a) and shall not limit any other provision of this Agreement. Upon any cancellation the Borrower shall, subject to paragraph (c) of this Section 2.12, pay to IFC all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to the date of that cancellation. A suspension shall not limit any other provision of this Agreement.

(c)In the case of partial cancellation of an undisbursed Loan pursuant to paragraph (a) of this Section 2.12, or Section 2.13(a) (Cancellation by the Borrower), interest on the amount then outstanding of the disbursed Loan remains payable as provided in Section 2.03 (Interest).

Section 2.13. Cancellation by the Borrower. (a) The Borrower may, by notice to IFC, irrevocably request IFC to cancel the undisbursed portion of the Loan on the date specified in that notice (which shall be a date not earlier than 30 days after the date of that notice).

(b)IFC shall, by notice to the Borrower, cancel the undisbursed portion of the Loan effective as of that specified date if, subject to Section 2.12(c) (Suspension or Cancellation by IFC), IFC has

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received all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to such specified date.

(c)Any portion of the Loan that is cancelled under this Section 2.13 may not be reinstated or disbursed.

Section 2.14.   Taxes.   (a) The Borrower shall pay or cause to be paid all Taxes (other than taxes, if any, payable on the overall income of IFC) on or in connection with the payment of any and all amounts due under this Agreement that are now or in the future levied or imposed by any Authority of the Country or by any organization of which the Country is a member or any jurisdiction through or out of which a payment is made.

(b)All payments of principal, interest, fees and other amounts due under this Agreement shall be made without deduction for or on account of any Taxes levied or imposed by any Authority of the Country or any jurisdiction through or out of which a payment is made by the Borrower.

(c)If the Borrower is prevented by operation of law or otherwise from making or causing to be made those payments without deduction, the principal or (as the case may be) interest, fees or other amounts due under this Agreement shall be increased to such amount as may be necessary so that IFC receives the full amount it would have received (taking into account any Taxes payable on amounts payable by the Borrower under this subsection) had those payments been made without that deduction.

(d)If Section 2.14(c) applies and IFC so requests, the Borrower shall deliver to IFC official tax receipts evidencing payment (or certified copies of them) within 30 days of the date of that request.

(e)If the Borrower is required to (i) pay any additional amounts pursuant to Section 2.14(c) on account of any present or future Taxes imposed by any Authority of the Country or any jurisdiction through or out of which a payment is made in connection with the Loan or (ii) pay any amounts pursuant to Section 2.10 (Increased Costs), and in each case such obligation cannot be avoided by the Borrower, acting reasonably, the Borrower may prepay that part of the Loan with respect to which the Taxes or Increased Costs are being incurred. Such prepayment shall be made in accordance with Section 2.06 (Prepayment), except that the prepayment premium specified in Section 2.06(b) shall not apply.

Section 2.15. Expenses. (a) The Borrower shall pay or, as the case may be, reimburse IFC or its assignees any amount paid by them on account of, all taxes, duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of the IFC Financing Documents and any other documents related to this Agreement or any other IFC Financing Document.

(b)The Borrower shall pay to IFC or as IFC may direct:

(i)	the documented fees and expenses of IFC’s counsel in the Country and New York incurred in connection with:

(A)	the preparation of the investment by IFC provided for under this Agreement and any other IFC Financing Document;

(B)	the preparation and/or review, execution and, where appropriate, translation and registration of the IFC Financing Documents and any other documents related to them;

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(C)	the giving of any legal opinions required by IFC under this Agreement and any other IFC Financing Document;

(D)

the administration by IFC of the investment provided for in this Agreement or otherwise in connection with any amendment, supplement or modification to, or waiver under, any of the IFC Financing Documents;

(E)	the registration (where appropriate) and the delivery of the evidences of indebtedness relating to the Loan and its disbursement; and

(F)	without limiting the generality of subsection (iii) below, the occurrence of any Event of Default or Potential Event of Default;

provided, that in the case of (A), (B) and (C) above, the aggregate amount of such fees and expenses incurred up to the date of this Agreement shall not exceed $200,000;

(ii)	the documented costs and expenses incurred by IFC in connection with a secure web-based electronic system used by IFC to participate the B Loan; and

(iii)

the costs and expenses incurred by IFC in relation to efforts to enforce or protect its rights under any IFC Financing Document, or the exercise of its rights or powers consequent upon or arising out of the occurrence of any Event of Default or Potential Event of Default, including legal and other professional consultants’ fees.

Section 2.16. Illegality. If, after the date of this Agreement, any change made in any applicable law or regulation or official directive (or its interpretation or application by any Authority charged with its administration) (herein the “Relevant Change”) makes it unlawful for any Participant to continue to maintain or to fund its Participation:

(a)the Borrower shall, upon request by IFC (but subject to any applicable Authorization having been obtained), on the earlier of (A) the next Interest Payment Date and (B) the date that IFC advises the Borrower is the latest day permitted by the Relevant Change, prepay in full that part of the A Loan or the B Loan, as applicable, that IFC advises corresponds to that Participation; provided, that the prepayment premium specified in Section 2.06(b) (Prepayment) shall not apply;

(b)concurrently with the prepayment of the part of the A Loan or the B Loan, as applicable, corresponding to the Participation affected by the Relevant Change, the Borrower shall pay all accrued interest, Increased Costs (if any) on that part of the A Loan or the B Loan, as applicable, (and, if that prepayment is not made on an Interest Payment Date, any amount payable in respect of the prepayment under Section 2.11 (Unwinding Costs));

(c)the Borrower agrees to take all reasonable steps to obtain, as quickly as possible after receipt of IFC’s request for prepayment, the Authorization referred to in Section 2.16(a) if any such Authorization is then required; provided, that IFC agrees to take all reasonable steps to the extent permitted under applicable law to permit the Borrower to make any prepayment required under this Section 2.16 on an Interest Payment Date; and

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(d)the Borrower shall have no further right to disbursement of the undisbursed portion of the A Loan or the B Loan, as applicable, corresponding to that Participation after it has received IFC’s request for prepayment under this Section 2.16.

ARTICLE III

Representations and Warranties

Section 3.01. Representations and Warranties. The Borrower represents and warrants that:

(a)Organization and Authority. Each of the Borrower and each of its Subsidiaries is a company duly incorporated and validly existing under the laws of the jurisdiction of its organization and has the corporate power – and has obtained all required material Authorizations – to own its assets, conduct its business as presently conducted and to enter into, and comply with its obligations under, the IFC Financing Documents to which it is a party or will, in the case of any IFC Financing Document not executed as at the date of this Agreement, when that IFC Financing Document is executed, have the corporate power to enter into, and comply with its obligations under, that IFC Financing Document (notwithstanding the Borrower’s compliance with the periodic information regime pursuant to Communication “A” 6401 of the Argentine Central Bank, as amended and supplemented from time to time);

(b)Validity. Each IFC Financing Document to which the Borrower or any Subsidiary is a party has been, or will be, duly authorized and executed by such Person and constitutes, or will, when executed constitute, a valid and legally binding obligation of such Person, enforceable in accordance with its terms, and none of the agreements listed in Section 4.01(a) (Conditions of Disbursement) has been, or will be, amended or modified except as permitted under this Agreement;

(c)No Conflict. Neither the making of any IFC Financing Document to which the Borrower or any Subsidiary is a party nor (when all the Authorizations referred to in Section 4.01(c) (Conditions of Disbursement) have been obtained) the compliance with its terms will conflict with or result in a breach of any of the material terms, conditions or provisions of, or constitute a default or require any consent under, any material indenture, mortgage, agreement or other instrument or arrangement to which such Person is a party or by which it is bound, or violate any of the material terms or provisions of such Person’s Charter or any Authorization, judgment, decree or order or any statute, rule or regulation applicable to such Person;

(d)Status of Authorizations. To the best of the Borrower’s knowledge after due inquiry:

(i)

all Authorizations necessary for the Borrower entering into and complying with its obligations under this Agreement and each of the other IFC Financing Documents specified in Part I of Annex B have been obtained and are in full force and effect;

(ii)

(A) all material Authorizations necessary for conducting the business, Operations, trade and ordinary activities of the Borrower and each of its Subsidiaries have been obtained and are in full force and effect;

(B)	the Authorizations specified in Part II of Annex B are all of the Authorizations needed by the Borrower or any of its Subsidiaries comprising

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licenses to provide its cellular mobile telephony services and to operate the broadband and Community Antenna Television (CATV) and each of those Authorizations (1) has been obtained and is in full force and effect, (2) is lawfully held by the Borrower (for the avoidance of doubt, none of the Authorizations in Part II of Annex B is held by a Subsidiary of the Borrower, except as specified therein), and (3) is free from any encumbrance or restriction (other than restrictions imposed by the Authorization itself or the relevant Authority); and

(C)	none of the Authorizations indicated in Part II of Annex B will be terminated or adversely affected as a result of the completion of the Transaction; and

(iii)

the Authorizations specified in Part II of Annex B are all the Authorizations (other than the Authorizations that are of a routine nature and are or will be obtained in the ordinary course of business including, without limitation, any municipal permits that may be required for the installation of cellular phone towers) needed by the Borrower to carry out the Transaction;

(e)No Amendments to Charter. The Charter of the Borrower or any Subsidiary has not been amended since May 10, 2021;

(f)No Immunity. Neither the Borrower nor any of its Subsidiaries nor any of their respective property enjoys any right of immunity from set-off, suit or execution with respect to their respective assets or their respective obligations under any IFC Financing Document; provided, however, that, pursuant to Section 243 of the Argentine Civil and Commercial Code, if there are any rights of any creditor of the Borrower or its Subsidiaries with respect to those assets of the Borrower or its Subsidiaries which are deemed to be directly assigned to the rendering of a public service, such rights may not in any manner jeopardize the rendering of a public service, if any, by the Borrower or its Subsidiaries;

(g)Disclosure.   All information provided to IFC relating to the Borrower, its Subsidiaries, the Transaction, the Transaction Documents (and the transactions contemplated thereby), and the Loan, whether provided orally or in written form, was and continues to be true and accurate (other than for projections and other forward-looking statements contained in such information which the Borrower believes to be reasonable) and does not contain any information which is misleading in any material respect nor does it omit any information the omission of which makes the information contained in it misleading in any material respect;

(h)Financial Condition. Since December 31, 2021, neither the Borrower nor any of its Subsidiaries:

(i)	has suffered any change that has a Material Adverse Effect or incurred any substantial loss or liability;

(ii)	has undertaken or agreed to undertake any substantial obligation that would have a Material Adverse Effect;

(i)Financial Statements. The Consolidated and unconsolidated financial statements of the Borrower and its Subsidiaries for the period ending on December 31, 2021:

(i)	have been prepared in accordance with the Accounting Standards, and give a true and fair view of the financial condition of the Borrower and its Subsidiaries as of

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the date as of which they were prepared and the results of the operations of the Borrower and its Subsidiaries during the period then ended in all material respects; and

(ii)

disclose all material liabilities (contingent or otherwise) of the Borrower and its Subsidiaries, and the reserves, if any, for such liabilities and all unrealized or anticipated liabilities and losses arising from commitments entered into by the Borrower or any of its Subsidiaries (whether or not such commitments have been disclosed in such financial statements) as of December 31, 2021;

(j)Employee Benefit Plans.   Each of the Borrower and its Subsidiaries is in compliance in all material respects with its respective obligations relating to all employee benefit plans established, maintained or contributed to by it and does not have outstanding any material liabilities with respect to any such employee benefit plans;

(k)Title to Assets and Permitted Liens. (i) each of the Borrower and its Subsidiaries has good and marketable title to all of the assets purported to be owned by it (except such minor defects that are not reasonably expected to have a Material Adverse Effect) and possesses a valid leasehold interest in all assets which it purports to lease, in all cases free and clear of all Liens, other than Permitted Liens, and no contracts or arrangements, conditional or unconditional, exist for the creation by the Borrower or any of its Subsidiaries of any Lien, and (ii) Annex C sets forth each Investment of the Borrower and its Subsidiaries in excess of $20,000,000 that exists as of January 31, 2022;

(l)Financial Debt. Annex D sets forth all Financial Debt of the Borrower and its Subsidiaries, as of January 31, 2022, in excess of $10,000,000, and there exists no outstanding default thereunder;

(m)Taxes. All tax returns and reports of the Borrower and its Subsidiaries that are, to the knowledge of the Borrower, required by law to be filed have been duly filed and all Taxes, obligations, fees and other governmental charges upon the Borrower or any of its Subsidiaries, or their respective properties, income or assets, which, to the knowledge of the Borrower, are due and payable or to be withheld, have been paid or withheld, other than those presently payable without penalty or interest or that are being contested in good faith by appropriate proceedings, and in each case in respect of which proper reserves have been recorded in accordance with the Accounting Standards;

(n)Litigation. Neither the Borrower nor any of its Subsidiaries is engaged in nor, to the best of its knowledge, after due inquiry, threatened by, any litigation, arbitration or administrative proceedings, the outcome of which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(o)Compliance with Law.

(i)

To the best of its knowledge and belief, after due inquiry, neither the Borrower nor any of its Subsidiaries is in violation of any material statute or regulation of any Authority (including, without limitation, any Applicable E&S Law) in connection with the conduct of its respective business or ownership of its respective property;

(ii)	No judgment or order has been issued which has or may reasonably be expected to have a Material Adverse Effect; and

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(iii)

To the best of its knowledge and belief, after due inquiry, (A) the Borrower and its Subsidiaries are materially in compliance with the Foreign Exchange Regulations, if applicable, and no filings (other than the periodic information regime pursuant to Communication “A” 6401 of the Argentine Central Bank) are necessary for the payments set forth in the IFC Financing Documents, and (B) no foreign exchange restrictions are in effect in the Country that would adversely affect compliance with the payment obligations under the IFC Financing Documents;

(p)Environmental Matters.

(i)

To the best of its knowledge and belief, after due inquiry, there are no material social or environmental risks or issues in respect of its or any of its Subsidiaries’ Operations other than those identified by the E&SA;

(ii)

Neither it nor any of its Subsidiaries has received nor is it nor any of its Subsidiaries aware of (A) any existing or threatened in writing complaint, order, directive, claim, citation or notice from any Authority or (B) any material written communication from any Person, in either case, concerning its Operations’ failure to comply with any matter covered by the Performance Standards which has, or could reasonably be expected to have, a Material Adverse Effect or any material impact on the implementation or operation of its Operations in accordance with the Performance Standards;

(q)Labor Matters. There are no ongoing or, to the best knowledge of the Borrower after due inquiry, threatened, strikes or material slowdowns or work stoppages by employees of the Borrower or any of its Subsidiaries;

(r)Use of Proceeds. The proceeds of the Loan shall be utilized for the Transaction;

(s)Subsidiaries. The entities listed on Annex E are the only Subsidiaries of the Borrower, and Annex E correctly sets forth, as of the date hereof, (i) the percentage ownership (direct and indirect) of the Borrower in each class of capital stock of each of its Subsidiaries, and the direct owner thereof and

(ii) the percentage ownership (direct and indirect) of each holder in each class of capital stock of the Borrower, and the direct owner thereof;

(t)Sanctionable Practices. Neither the Borrower, nor any of its Subsidiaries, nor any of their respective Affiliates, nor any Person acting on its or any of their behalf, has committed or engaged in, with respect to any of their respective Operations or any transaction contemplated by this Agreement, any Sanctionable Practice;

(u)UN Security Council Resolutions. The Borrower has neither entered into any transaction nor engaged in any activity prohibited by any resolution of the United Nations Security Council under Chapter VII of the United Nations Charter;

(v)Legal Form. This Agreement is in proper legal form for its enforcement against the Borrower under the laws of the Country; provided, that such enforcement shall be subject to: (i) compliance with the requirements of Sections 517 and 519 of Law No. 17,454, as amended and supplemented (Argentine Civil and Commercial Procedures Code) relating to the execution of foreign judgments; (ii) limitations arising from bankruptcy, insolvency, reorganization (including quiebra, concurso preventivo and acuerdo preventivo extrajudicial), fraudulent conveyance, moratorium or similar laws relating to, or affecting,

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enforcement of creditors’ rights; (iii) general principles of law, including reasonableness, good faith, fair dealing and regular exercise of rights; (iv) pursuant to Laws No. 24,573 and 26,589, the regulatory Decree No. 1,467/2011 (as amended and supplemented) and other ancillary regulations (as amended and supplemented), certain mediation procedures must be exhausted prior to the initiation of lawsuits in the Country, with the exception, among others, of bankruptcy and summarized foreclosure proceedings (which include the enforcement of foreign judgments), in which cases mediation remains optional for the plaintiff; (v) the limitations to foreclosure of property which is determined by law or the courts of the Country for the validity and enforceability of each of the IFC Financing Documents (including any necessary registration, recording or filing with any court or other authority in the Country) have been accomplished, and no other Taxes are required to be paid to the Country, or to any of its political subdivisions (other than any applicable court tax (tasa de justicia), if necessary); and (vi) a translation by a public translator into the Spanish language of any document written in a different language shall be required, for the admissibility in evidence in court of the Country of any such document;

(w)Permitted Holders. Schedule 11 includes all the information about beneficial ownership required to be disclosed to the relevant Authority in the Country pursuant to (i) Resolution No. 7/2015 of the Superintendence of Companies of the City of Buenos Aires (Inspección General de Justicia) (as amended and supplemented), (ii) the ownership reporting requirements of the Argentine Comisión Nacional de Valores and (iii) the annual report of corporate information set forth in the Title I of the General Resolution No. 4697/2020 of the Federal Administration of Public Revenues (AFIP) (as amended and supplemented);

(x)Pari Passu Ranking. The Borrower’s payment obligations under the IFC Financing Documents rank at least pari passu in priority of payment with all its other unsecured and unsubordinated creditors, except for any obligations mandatorily preferred by the laws of the Country, as applicable to the Borrower; and

(y)No Material Omissions. None of the representations and warranties in this Section 3.01 omits any matter the omission of which makes any of such representations and warranties misleading in any material respect; provided, that notwithstanding the foregoing, the Borrower shall not be deemed to make any representation or warranty except as expressly set forth in this Agreement.

Section 3.02. IFC Reliance. The Borrower acknowledges that it makes the representations and warranties in Section 3.01 with the intention of inducing IFC to enter into this Agreement and the other IFC Financing Documents (and the Participants to enter into the Participation Agreement) and that IFC enters into this Agreement and the other IFC Financing Documents (and the Participants will enter into the Participation Agreement) on the basis of, and in full reliance on, each of such representations and warranties.

ARTICLE IV

Conditions of Disbursement

Section 4.01. Conditions of Disbursement. The obligation of IFC to make the A Loan Disbursement and the B Loan Disbursement is subject to the fulfillment prior to or concurrently with the making of that Disbursement of the following conditions:

(a)IFC Financing Documents. The IFC Financing Documents, each in form and substance satisfactory to IFC, have been issued or entered into by all parties to them, as applicable, and have

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become (or, as the case may be, remain) unconditional and fully effective in accordance with their respective terms (except for this Agreement having become unconditional and fully effective, if that is a condition of any of those agreements).

(b)Certificate of Incumbency and Authority. IFC has received a Certificate of Incumbency and Authority from the Borrower, dated the date of the Disbursement, together with copies of the Charter, by-laws, resolutions and powers of attorney referred to in the Certificate of Incumbency and Authority, and all of the foregoing shall be in form and substance satisfactory to IFC;

(c)Authorizations. The Borrower has obtained, and provided to IFC copies of, all the Authorizations specified in Annex B and any other Authorizations that are necessary for (i) the Loan; (ii) the carrying out of the business and Operations of the Borrower and its Subsidiaries; (iii) the due execution, delivery, validity and enforceability of, and performance by the Borrower of its respective obligations under, this Agreement and the other IFC Financing Documents, and any other documents necessary or desirable to the implementation of any of those agreements or documents; and (iv) the remittance to IFC or its assigns in Dollars of all monies payable with respect to the IFC Financing Documents;

(d)Legal Opinions. IFC has received (i) a legal opinion from IFC’s counsel in the Country covering the matters listed in Schedule 4(A) and, if requested by IFC, concurred in by counsel for the Borrower in the Country; and (ii) a legal opinion from Becker, Glynn, Muffly, Chassin & Hosinski LLP covering the New York law matters set forth in Schedule 4(B);

(e)Insurance. IFC has received copies of all insurance policies required to be obtained pursuant to Section 5.04 (Insurance) and Annex F prior to the date of the Disbursement, and a certification of the Borrower’s and its Subsidiaries’ insurers or insurance agents confirming that such policies are in full force and effect and all premiums then due and payable under those policies have been paid;

(f)Legal Fees and Expenses. IFC has received the reimbursement of all invoiced fees and expenses of IFC’s counsel as provided in Section 2.15(b)(i) (Expenses) or confirmation that those fees and expenses have been paid directly to that counsel;

(g)Authorization of Auditors. IFC has received a copy of the authorization to the Auditors referred to in Section 5.01(f) (Affirmative Covenants);

(h)Solvency. IFC has received a solvency certificate in the form of Schedule 5 from the chief financial officer of the Borrower;

(i)Appointment of Agent. The Borrower has delivered to IFC evidence, substantially in the form of Schedule 6, of appointment of an agent for service of process pursuant to Section 7.05 (Enforcement);

(j)Participation Agreement. IFC has entered into a Participation Agreement with Participants for the acquisition by them of Participations in the B Loan in an aggregate amount equal to the full amount of the B Loan and the Participation Agreement is in full force and effect;

(k)No Default. No Event of Default and no Potential Event of Default has occurred and is continuing;

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(l)Use of Proceeds. The proceeds of that Disbursement are, at the date of the relevant request, needed by the Borrower for the purposes described in Section 3.01(r) (Representations and Warranties), or will be needed for that purpose within 6 months of that date;

(m)No Material Adverse Effect. Since the date of this Agreement nothing has occurred which has or could reasonably be expected to have a Material Adverse Effect;

(n)No Material Loss or Liability. Since December 31, 2021 the Borrower and its Subsidiaries have not incurred any material loss or liability (except such liabilities as may be incurred in accordance with Section 5.02 (Negative Covenants));

(o)Representations and Warranties. The representations and warranties made in Article III are true and correct in all material respects on and as of the date of that Disbursement with the same effect as if those representations and warranties had been made on and as of the date of that Disbursement (but in the case of Section 3.01(c) (Representations and Warranties), without the words in parentheses);

(p)No Violations. After giving effect to that Disbursement, the Borrower and any of its Subsidiaries would not be in violation of:

(i)	its Charter;

(ii)	any provision contained in any document to which it is a party (including this Agreement) or by which it is bound; or

(iii)	any law, rule, regulation, Authorization in the Country directly or indirectly limiting or otherwise restricting its borrowing or guarantee power or authority or its ability to borrow or guarantee;

(q)Financial Ratios. Without limiting the generality of Section 4.01(p), after taking into account the amount of that Disbursement and any other Financial Debt incurred by the Borrower after the date of the latest financial statements of the Borrower delivered to IFC pursuant to Section 5.03(a) (Reporting Requirements), the Net Debt to EBITDA Ratio, calculated pursuant to Section 5.01(m) (Affirmative Covenants), would not exceed 2.5 and the Interest Coverage Ratio, calculated pursuant to Section 5.01(m), would not be less than 3.0; and

(r)Fees.   IFC has received the fees which Section 2.07 (Fees) requires to be paid on or before the date of the A Loan Disbursement or the B Loan Disbursement, as applicable; and

(s)Environmental Matters. (i) The Borrower has completed an E&SA in form and substance acceptable to IFC and (ii) the Borrower has implemented an E&S Management System acceptable to IFC.

Section 4.02. Borrower’s Certification. The Borrower shall deliver to IFC, with respect to the request for Disbursement, certifications in the form included in Schedule 2, relating to the conditions specified in Section 4.01(k) through (q) (Conditions of Disbursement) inclusive expressed to be effective as of the date of that Disbursement.

Section 4.03. B Loan Conditions. Notwithstanding any other provision of this Agreement, IFC is not obliged to make the B Loan Disbursement, except to the extent that the Participants provide funds for that B Loan Disbursement under their Participations.

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Section 4.04. Conditions for IFC Benefit. The conditions in Section 4.01 (Conditions of Disbursement) through Section 4.03 (B Loan Conditions) are for the benefit of IFC and may be waived only by IFC in its sole discretion.

ARTICLE V

Particular Covenants

Section 5.01. Affirmative Covenants.   Unless IFC otherwise agrees in writing, the Borrower shall, and shall cause each of its Subsidiaries to:

(a)Corporate Existence; Conduct of Business. Do all things necessary to maintain its existence and keep in full force and effect its material rights, franchises, licenses, permits, copyrights, trademarks and patents, comply with its charter, conduct its Operations with due diligence and in accordance with sound industry, financial and business practices (in all material respects); provided, that nothing in this clause (a) prevents the Borrower from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal is, in the reasonable judgment of the Borrower and consistent with its past practices, desirable in the conduct of the business of the Borrower;

(b)Use of Proceeds; Compliance with Law. Apply the proceeds of the Loan exclusively as set forth in Section 3.01(r) (Representations and Warranties), comply in all material respects (or, in the case of Applicable E&S Law, in all respects) with all applicable law, statutes, regulations and orders of, and all applicable restrictions imposed by, all Authorities in respect of its business and Operations and the ownership of its property (including applicable law, statutes, regulations, orders and restrictions relating to environmental standards and controls, such as any Applicable E&S Law);

(c)Accounting and Financial Management. Maintain an accounting and control system, management information system and books of account and other records, which together adequately reflect truly and fairly (in all material respects) the financial condition of the Borrower and its Subsidiaries and the results of their respective operations in conformity with the Accounting Standards;

(d)Taxes. Pay when due, all Taxes, assessments, levies or claims due and payable by it; provided, that neither the Borrower nor any of its Subsidiaries shall be required to pay any such Tax, assessment, levy, or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with, and to the extent required by, the Accounting Standards;

(e)Auditors. Maintain at all times a firm of internationally recognized independent public accountants acceptable to IFC as auditors of the Borrower and its Subsidiaries; provided, that PricewaterhouseCoopers, Deloitte & Touche, KPMG and Ernst & Young shall be deemed acceptable to IFC;

(f)Authorization to Auditors. Irrevocably authorize, in the form of Schedule 7, the Auditors (whose fees and expenses shall be for the account of the Borrower) to communicate directly with IFC at any time regarding the Borrower’s or any of its Subsidiary’s accounts and operations, and provide to IFC a copy of that authorization, and, no later than 30 days after any change in Auditors, issue a similar authorization to the new Auditors and provide a copy thereof to IFC; provided, that IFC shall notify the Borrower before communicating with the Auditors;

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(g)Access. Upon IFC’s request and with reasonable prior notice to the Borrower, permit representatives of IFC and the CAO, during normal office hours, to:

(i)	visit any of the sites and premises where the business of the Borrower or any of its Subsidiaries is conducted;

(ii)	inspect any sites, facilities, plants and equipment of the Borrower and any of its Subsidiaries;

(iii)	have access to the books of account and all records and any of its Subsidiaries (including electronic and hard copy files); and

(iv)	with prior notice to the Borrower, have access to those employees, agents and contractors of the Borrower who have or may have knowledge of matters with respect to which IFC or CAO seeks information;

provided, that (i) such access shall not include information that is or contains trade secrets or information that is protected by attorney-client privilege, (ii) no such reasonable prior notice shall be necessary if an Event of Default or Potential Event of Default is continuing or if special circumstances so require and (iii) in the case of the CAO, such access shall be for the purpose of carrying out the CAO’s role under the CAO Policy; provided, further, that in carrying out its work, the CAO may disclose information gathered during its activities, subject to the provisions of the CAO Policy;

(h)Environmental & Social Requirements. Undertake its respective Operations in compliance with (i) all Applicable E&S Law, (ii) the Action Plan and (iii) the Performance Standards;

(i)Annual Monitoring Report. (i) Annually review the form of the Annual Monitoring Report and, following such review, (ii) consult with IFC as to whether revision of the form is necessary or appropriate in light of changes to the Borrower’s or its Subsidiaries’ Operations, or in light of environmental or social risks identified by the Borrower’s E&S Management System and (iii) revise the form, if necessary or appropriate, as agreed with IFC;

(j)E&S Management System. Ensure the continuing operation of the E&S Management System to assess and manage environmental and social performance of the Borrower’s and its Subsidiaries’ Operations in compliance with (i) all Applicable E&S Law, (ii) the Action Plan and (iii) the Performance Standards;

(k)Authorizations. (i) Obtain and maintain in force (and where appropriate, renew in a timely manner) all material Authorizations, including without limitation the Authorizations specified in Annex B, which are necessary for carrying out of the business and Operations of the Borrower and its Subsidiaries generally, and for the Borrower to enter into and to comply with all its obligations under the IFC Financing Documents; and (ii) comply with all the conditions and restrictions contained in, or imposed on the Borrower or any of its Subsidiaries by, those Authorizations; provided, that nothing in this clause (k) shall prevent the Borrower from terminating or relinquishing any Authorization (or any portion thereof) if such Authorization (or such portion) is no long necessary, under applicable law, for the Operations of the Borrower;

(l)Pension Plans. Comply with all material requirements relating to any pension or employee benefit plans;

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(m)Financial Ratios. Maintain at all times the following ratios:

(i)	an Interest Coverage Ratio of not less than 3.0; and

(ii)	a Net Debt to EBITDA Ratio of not more than 3.0;

which shall be determined as follows: (A) only on a Consolidated Basis in respect to the Borrower and its Subsidiaries, so long as the Borrower’s Revenues and EBITDA, as shown in the latest unaudited financial statements of the Borrower, account for 80% or more of the consolidated Revenues and EBITDA of the Borrower and its Subsidiaries; and (B) both on an unconsolidated basis and on a Consolidated Basis for the Borrower and its Subsidiaries, in each case when the Borrower’s Revenues and/or EBITDA, as shown in the latest unaudited financial statements of the Borrower, account for less than 80% of the consolidated Revenues and/or EBITDA of the Borrower and its Subsidiaries;

(n)Pari Passu Obligations. Take such action as may be necessary to ensure that, at all times, the obligations owing to IFC under the IFC Financing Documents are direct, general, unconditional and unsubordinated obligations of the Borrower that rank at least pari passu in priority of payment to all unsecured obligations of the Borrower, except for any obligations given mandatory priority by operation of applicable law; and

(o)Foreign Exchange Regulations. Timely comply with all applicable Foreign Exchange Regulations and all conditions set forth therein that may be required in connection with making payments under the Loan through the Argentine foreign exchange market including, without limitation, (i) remitting to the Country the proceeds of the Loan and exchanging such proceeds for Pesos within the timeframes set forth in the Foreign Exchange Regulations, if applicable, and (ii) complying with the reporting requirements set forth Communication “A” 6401, as amended, of the Argentine Central Bank.

Section 5.02. Negative Covenants. Unless IFC otherwise agrees in writing, the Borrower shall not, and shall cause each of its Subsidiaries not to:

(a)Restricted Payments. Declare or pay any Restricted Payment, except that:

(i)	any Subsidiary of the Borrower may declare and pay Restricted Payments in cash to the Borrower or to any wholly-owned Subsidiary of the Borrower;

(ii)

any non-wholly-owned Subsidiary of the Borrower may declare and pay cash dividends to its stockholders; provided, that the Borrower and its Subsidiaries must receive at least their proportionate share of any cash dividends paid by such non-wholly-owned Subsidiary;

(iii)

such Borrower and its Subsidiaries may declare and pay Restricted Payments required to be paid under Law No. 19,550 (as amended and supplemented) or Law No. 26,831 amended by Law No. 27,440 (as amended and supplemented) and regulations thereunder; and

(iv)

the Borrower may declare and pay dividends in cash or in bonds or other securities issued by the Borrower, and may redeem, retire or purchase to the extent permitted by applicable law any of the Borrower’s outstanding capital stock, if in each case all of the following conditions are satisfied before and after giving effect to such dividend, redemption, retirement or purchase (A) no

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Potential Event of Default or Event of Default shall have occurred or is continuing or would result therefrom and (B) the Borrower is in compliance with all financial covenants set forth in Section 5.01(m) (Affirmative Covenants) on a Pro Forma Basis;

(b)Capital Expenditures. Incur expenditures or commitments for expenditures for fixed or other non-current assets, other than (i) those required or requested to be made by any Authority, and (ii) those incurred by the Borrower and its Subsidiaries if, after giving effect thereto, the Borrower is in compliance with all financial covenants set forth in Section 5.01(m) (Affirmative Covenants) on a Pro Forma Basis;

(c)Permitted Financial Debt. Incur or assume any Financial Debt except:

(i)	the Loan;

(ii)	existing Financial Debt listed on Annex D;

(iii)

short term (with a maturity of not more than 12 months) unsecured Financial Debt if, immediately after giving effect to the incurrence or assumption thereof, the Borrower and its Subsidiaries comply with the following ratios, calculated pursuant to 5.01(m) (Affirmative Covenants) on a Pro Forma Basis:

(A)	an Interest Coverage Ratio of not less than 3.0; and

(B)	a Net Debt to EBITDA Ratio of not more than 2.5;

provided, that the amount of such short term unsecured Financial Debt denominated in Dollars in the aggregate outstanding at any time shall not exceed an amount equal to the greater of 10% of the total Financial Debt and $250,000,000; provided further, that the cap set forth in the preceding proviso shall not apply to any such short term unsecured Financial Debt that is incurred or assumed in Pesos (for the avoidance of doubt, compliance with the foregoing ratios calculated in accordance with 5.01(m) on a Pro Forma Basis shall apply with respect to all short term unsecured Financial Debt regardless that it is denominated in Dollars or Pesos);

(iv)

other Financial Debt of the Borrower and its Subsidiaries incurred or assumed after the date hereof if, immediately after giving effect to the incurrence or assumption thereof, the Borrower and its Subsidiaries comply with the following ratios, calculated pursuant to Section 5.01(m) on a Pro Forma Basis:

(A)	an Interest Coverage Ratio of not less than 3.0; and

(B)	a Net Debt to EBITDA Ratio of not more than 2.5; and

(v)	Permitted Refinancing Debt in respect of Financial Debt otherwise permitted under this Section 5.02(c);

(d)Leases. Enter into any agreement or arrangement to lease any property or equipment of any kind (other than Financial Leases), except for (i) Permitted Leases and (ii) leases with respect to which the aggregate lease payments do not exceed the equivalent of $40,000,000 in any Financial Year,

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in each case, as long as the Borrower remains in compliance with all financial covenants set forth in Section 5.01(m) (Affirmative Covenants) on a Pro Forma Basis;

(e)Hedging Contracts. Enter into any Hedging Contract or assume the obligations of any party to any Hedging Contract, except for interest rate protection agreements and currency protection agreements incurred for non-speculative purposes on commercially reasonable terms;

(f)Guarantees and Other Obligations. Enter into any agreement or arrangement to guarantee or, in any way or under any condition, assume or become obligated for all or any part of any financial or other obligation of another Person, except:

(i)	Non-Recourse Pledges; and

(ii)

guarantees or indemnities in respect of a portfolio of credit receivables originated by the Borrower and being subject of a sale, securitization or “synthetic” securitization as long as they exclusively relate to factoring or similar transactions with respect to the Borrower’s receivables in the ordinary course of business;

provided, that after giving effect to the incurrence of any such obligations pursuant to items (i) and (ii), the Borrower and its Subsidiaries, are in compliance with the following ratios calculated in accordance with Section 5.01(m) (Affirmative Covenants) on a Pro Forma Basis:

(A)	an Interest Coverage Ratio of not less than 3.0; and

(B)	a Net Debt to EBITDA Ratio of not more than 2.5;

(g)Permitted Liens. Create or permit to exist any Lien on any property, any revenues or other assets, present or future, of the Borrower or any of its Subsidiaries, except for the following (collectively, “Permitted Liens”):

(i)

Liens in existence on the date hereof which are listed, and the property subject thereto described, in Annex G and any Lien granted as a replacement or substitute therefor; provided, that any such Liens are no less favorable to IFC and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the debt being refinanced;

(ii)

any Lien arising from any Tax or other Lien arising by operation of law, in each case if the obligation underlying any such Lien is not yet due or, if due, is being contested in good faith by appropriate proceedings so long as the Borrower has set aside adequate reserves in accordance with the Accounting Standards;

(iii)

Liens created or deposits made in the ordinary course of business (A) in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or (B) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, purchase, construction or sales contracts, leases, government performance and return-of-money bonds and other similar obligations (other than obligations for the payment of borrowed money), so long as the Lien does not

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interfere with the implementation of the Transaction or the carrying on of the business or Operations of the Borrower or any of its Subsidiaries;

(iv)

Liens created in the ordinary course of business upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, so long as the Lien does not interfere in any material respect with the implementation of the Transaction or the carrying on of the business or Operations of the Borrower or any of its Subsidiaries;

(v)	Liens arising from judgments, decrees, awards or attachments in circumstances not constituting an Event of Default under this Agreement;

(vi)

Liens on the property or assets of any corporation which becomes a Subsidiary of the Borrower after the date hereof in connection with a Permitted Acquisition permitted by Section 5.02(k)(vii), which Liens secure Financial Debt permitted by Section 5.02(c); provided, that (A) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation of the acquisition, (B) any such Lien by its terms covers only property or assets of such corporation which were covered immediately prior to the time it became a Subsidiary and (C) any such Lien does not by its terms secure any Financial Debt other than the Financial Debt existing immediately prior to the time such corporation becomes a Subsidiary;

(vii)

easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Financial Debt and not interfering in any material respect with the conduct of the business and Operations of the Borrower or any of its Subsidiaries;

(viii)

additional Liens of the Borrower or any Subsidiary of the Borrower not otherwise permitted by this Section 5.02(g) that do not secure obligations in excess of the equivalent of $25,000,000 in the aggregate for all such Liens at any time;

(ix)

Liens placed upon property acquired or improved after the date hereof and used in the ordinary course of business of any Borrower or any of its Subsidiaries and placed at the time of the acquisition thereof by such Borrower or such Subsidiary, or within 90 days thereafter, to secure indebtedness incurred to acquire such equipment or improvements; provided, that (A) such Liens do not at any time encumber any property of the Borrower other than the property financed by such indebtedness incurred to acquire such equipment or improvements, (B) the debt secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, and (C) such Liens do not interfere in any material respect with the implementation of the Transaction or the carrying on of the business or Operations of the Borrower or any of its Subsidiaries; provided further, that if after giving effect to the incurrence of any such Lien either the Interest Coverage Ratio decreases or the Net Debt to EBITDA Ratio increases from what it was prior to such incurrence calculated both on an unconsolidated basis and on a Consolidated Basis (for the avoidance of doubt, regardless of the calculation method otherwise called for by Section 5.01(m)(Affirmative Covenants)) and on a Pro Forma Basis, the

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aggregate amount of all Liens permitted pursuant to this paragraph (ix) shall not exceed at any time 10% of the Borrower’s total unconsolidated Financial Debt; and

(x)

the designation of lessors, construction companies and other counterparties as loss payees under insurance policies in the ordinary course of business as required by customary contractual requirements, other than in connection with or in anticipation of the incurrence of Financial Debt;

(h)Arm’s Length Transactions. Enter into any transaction with the Borrower’s Affiliates except for (i) transactions in the ordinary course of business on the basis of arm’s length arrangements (including, without limitation, transactions whereby the Borrower or a Subsidiary might pay more than the ordinary commercial price for any purchase or might receive less than the full ex-works commercial price (subject to normal trade discounts) for its products), (ii) transactions in existence as of the date of this Agreement that are included in the financial statements of the Borrower for the period ending on December 31, 2021 and in Annex I for any transaction subsequent to such date, and (iii) transactions permitted under Sections 5.02(k)(iv) or (k)(v) or otherwise permitted under this Agreement;

(i)Profit Sharing Arrangements. Enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby the Borrower’s income or profits are, or might be, shared with any other Person, except for customary and standard industry agreements as are reasonable and prudent and provided that they are entered into on an arm’s length basis and in the ordinary course of business;

(j)Management Contracts. Enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person, except for such arrangements with third parties in the ordinary course of business on an arm’s length basis;

(k)Permitted Investments. Make or permit to exist loans or advances to, or deposits (except commercial bank deposits in cash in the ordinary course of business) with, other Persons or investments in any Person or enterprise (each of the foregoing are an “Investment” and, collectively, “Investments”) other than the following:

(i)	the Borrower and its Subsidiaries may acquire and hold Cash Equivalents;

(ii)

the Borrower and its Subsidiaries may hold the Investments held by them on the date hereof including those described on Annex C; provided, that any additional Investments made with respect thereto shall be permitted only if (A) committed as of the date hereof or (B) is permitted under the other provisions of this Section 5.02(k);

(iii)	the Borrower may enter into a Hedging Contract or assume the obligations of any party to a Hedging Contract to the extent permitted by Section 5.02(e);

(iv)

the Borrower and its Subsidiaries may make intercompany loans and advances to any Subsidiary related to management and brand fees (excluding interconnection, connectivity, and corporate services) for up to $20,000,000; provided, that (A) the terms and conditions agreed with the relevant parent company are typical and reasonable in commercial terms, (B) such transactions are on an arm’s length basis, and (C) no Event of Default or Potential Event of Default shall have occurred and be continuing or would result therefrom;

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(v)

the Borrower may make capital contributions to, or acquire equity interests of, any of its Subsidiaries and/or provide intercompany loans to one or more of its Subsidiaries; provided, that (A) the aggregate amount of contributions made, together with the amount of any intercompany loans provided, pursuant to this clause (v), when added to the aggregate outstanding principal amount of intercompany loans and advances made to all of its Subsidiaries (determined without regard to any write-downs or write-offs thereof and net of any returns on any such Investment in the form of a principal repayment, distribution, dividend or redemption, as applicable), shall not exceed an amount equivalent to $200,000,000 per Financial Year, including any amount necessary to avoid being diluted by third parties in any capital increase of such Subsidiary, (B) no contribution may be made or loan provided pursuant to this clause (v) at any time that an Event of Default or Potential Event of Default has occurred and its continuing, (C) after giving effect to any Investment made in or to any Subsidiary pursuant to this clause (v) the Borrower remains, both on an unconsolidated basis and on a Consolidated Basis (for the avoidance of doubt, regardless of the calculation method otherwise called for by Section 5.01(m) (Affirmative Covenants)), in compliance with Section 5.01(m) on a Pro Forma Basis and (D) notwithstanding anything to the contrary in this clause (v), if the capital contribution and/or intercompany loan is made to a non-wholly owned Subsidiary, then, either: (x) the investment made by the Borrower in such Subsidiary is made pro rata with respect to the investments made by the other shareholders of such non-wholly-owned Subsidiary; or (y) the Borrower’s interest in such non-wholly-owned Subsidiary increases commensurate with such Investment;

(vi)

the Borrower and its Subsidiaries may own the equity interests of its respective Subsidiaries created or acquired after the date hereof in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another provision of this Section 5.02(k)) so long as such Subsidiary is in compliance with Section 5.02(s);

(vii)	the Borrower and its Subsidiaries may make a Permitted Acquisition so long as:

(A)	no Event of Default or Potential Event of Default shall have occurred and be continuing at the time of, or shall occur as a result of and after giving effect to, such Permitted Acquisition;

(B)

calculations made by the Borrower with respect to all financial covenants for the respective Calculation Period made in compliance with Section 5.01(m) (Affirmative Covenants) on a Pro Forma Basis show that all financial covenants would have been complied with as if such Permitted Acquisition had occurred on the first day of such Calculation Period;

(C)

all representations and warranties contained in Section 3.01 (Representations and Warranties) have been updated as appropriate and restated by the Borrower, to IFC’s reasonable satisfaction, as of the date of such Permitted Acquisition;

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(D)

the Borrower shall have given 10 days’ prior written notice of such Permitted Acquisition, together with a certificate from its chief financial officer containing the relevant calculations and certifying compliance with the foregoing; and

(E)	the acquisition is in compliance with Section 5.02(s); and

(viii)

the Borrower may make Investments in the ordinary course of the Borrower’s business; provided, that both before and after giving effect to such investment no Event of Default or Potential Event of Default shall have occurred and be continuing;

(l)Fundamental Changes. Change (i) its Charter in any manner which would be inconsistent with the provisions of any IFC Financing Document; or (ii) change its Financial Year;

(m)Nature of Business. Engage directly or indirectly in any business other than the businesses engaged in by the Borrower and its Subsidiaries as of the date hereof and reasonable extensions thereof and businesses ancillary or complementary thereto (including, without limitation, information technology services, distribution of content, mobile wallet and other mobile or fixed services or developments and other services and business permitted under the applicable licenses and regulations);

(n)Asset Sales.   Sell, transfer, lease (including a sale-leaseback) or otherwise dispose of all or any material part of its property or assets (other than sales of inventory in the ordinary course of business), whether in a single transaction or in a series of transactions, related or otherwise, voluntarily or involuntarily, except that:

(i)

the Borrower and its Subsidiaries may liquidate or otherwise dispose of property or equipment that has become worn out, obsolete, damaged or otherwise unsuitable for use in connection with the business and operations of the Borrower;

(ii)

the Borrower and its Subsidiaries may liquidate, sell or otherwise dispose of assets (including, for the avoidance of doubt, capital stock in Subsidiaries) if such transaction or series of transactions (A) have proceeds which only are cash or Cash Equivalents, (B) are made on arm’s length terms in the ordinary course of business, in each case at fair market value, (C) would not reasonably be expected to have a Material Adverse Effect, (D) if the consideration received at closing is not cash, the Cash Equivalents received shall remain free of any pledge over them, (E) no Event of Default or Potential Event of Default shall have occurred and be continuing or result therefrom, (F) the Borrower is in compliance with a Net Debt to EBITDA Ratio of not more than 2.5 and an Interest Coverage Ratio of not less than 3.0, calculated in accordance with Section 5.01(m) (Affirmative Covenants) on a Pro Forma Basis (except in the case of any transaction for the disposal by the Borrower of capital stock of a Subsidiary, in which case the foregoing ratios always shall be calculated both on an unconsolidated basis and on a Consolidated Basis, and on a Pro Forma Basis, regardless of the calculation method otherwise called for by Section 5.01(m)), and (G) such transaction would not affect the ability of the Borrower to comply with its payment obligations under this Agreement; and

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(iii)

without limiting paragraph (ii) above, the Borrower and its Subsidiaries may liquidate, sell or otherwise dispose of its infrastructure in cellular phone towers and directly related equipment and real estate property, leases, contracts and administrative permits and Authorizations (including personnel and intellectual property affected to such infrastructure), in one or more series of transactions, through either a corporate restructuring involving a spin-off or split-off (escisión), in kind capital contributions, bulk asset transfer in kind or in cash (transferencia de fondo de comercio), or a combination thereof, or a direct or indirect sale of such assets or of the business unit comprising them; provided, that, in case any such transaction or series of transactions involves a sale to a third party buyer, it shall be permitted only if such transaction or series of transactions with a third party buyer (A) have proceeds which are in cash, Cash Equivalents or equity ownership interests in the buyer of the cellular phone towers, (B) are made on arm’s length terms in the ordinary course of business, in each case at fair market value, (C) would not reasonably be expected to have a Material Adverse Effect, (D) if the consideration received at closing is not cash, the Cash Equivalents received shall remain free of any pledge over them, (E) no Event of Default or Potential Event of Default shall have occurred and be continuing or result therefrom, (F) the Borrower is in compliance, both on an unconsolidated basis and on a Consolidated Basis (for the avoidance of doubt, regardless of the calculation method otherwise called for by Section 5.01(m)), with a Net Debt to EBITDA Ratio of not more than 2.5 and an Interest Coverage Ratio of not less than 3.0, calculated on a Pro Forma Basis, and (G) such transaction would not affect the ability of the Borrower to comply with its payment obligations under this Agreement;

(o)Use of Proceeds. Use the proceeds of that Disbursement in the territories of any country that is not a member of the World Bank or for reimbursements of expenditures in those territories or for goods produced in or services supplied from any such country;

(p)Distributions from Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Borrower to (i) pay dividends or make any other distributions on its capital stock or any other equity interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or to pay any Financial Debt owed to the Borrower or any of its Subsidiaries, (ii) make loans or advances to the Borrower or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (A) applicable law, (B) the IFC Financing Documents, (C) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any of the Borrower’s Subsidiaries, (D)customary provisions restricting assignment of any licensing agreement (in which any of the Borrower’s Subsidiaries is the licensee) or other contract entered into by any of the Borrower’s Subsidiaries in the ordinary course of business, (E) restrictions on the transfer of any asset pending the closing of the sale of such asset, and (F) restrictions on the transfer of any asset subject to a Permitted Lien; except for restrictions contained in any Financial Debt permitted pursuant to Section 5.02(c) and as are reasonable or customary for such financing arrangements contained therein;

(q)UN Security Council Resolutions. Enter into any transaction or engage in any activity prohibited by any resolution of the United Nations Security Council under Chapter VII of the United Nations Charter;

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(r)Sanctionable Practices. Engage in (and neither the Borrower nor any Subsidiary shall authorize or permit any Affiliate or any other Person acting on its behalf to engage in) with respect to its Operations or any transaction contemplated by this Agreement, any Sanctionable Practices. The Borrower further covenants that should IFC notify the Borrower of its concerns that there has been a violation of the provisions of this Section 3.01(r) or of Section 3.01(t) (Representations and Warranties) of this Agreement, it shall cooperate and it shall cause each relevant Subsidiary to cooperate, in good faith with IFC and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from IFC, and shall furnish documentary support for such response upon IFC’s request;

(s)New Subsidiaries. Form or have any new Subsidiary unless (i) such Subsidiary’s business is ancillary or complementary to the Borrower, (ii) such Subsidiary provides within 10 Business Days of a written request from IFC, other documentation requested by IFC that is in line with applicable “know your customer” requirements, and (iii) such Subsidiary is permitted pursuant to Section 5.02(k);

(t)Prohibited Activities. Engage in and shall not authorize or permit any Affiliate or any other Person acting on its behalf to engage in with respect to its Operations or any transactions contemplated by the Financing Documents any Prohibited Activity; or

(u)Amendment of Action Plan. Amend the Action Plan in any material respect without the prior written consent of IFC.

Section 5.03. Reporting Requirements. Unless IFC otherwise agrees, the Borrower shall:

(a)Quarterly Financial Statements and Reports. Except to the extent the following quarterly financial statements and reports are available on the Borrower’s website, as soon as available but in any event within 60 days after the end of each of the first three calendar quarters of each Financial Year, deliver to IFC:

(i)

two copies of the Borrower’s and its Subsidiaries complete unaudited financial statements for such quarter prepared, on both an unconsolidated basis and a Consolidated Basis, in accordance with the Accounting Standards and on a basis consistent with the Borrower’s audited financial statements, in each case, certified by the Borrower’s chief financial officer (or in his or her absence, by an Authorized Representative of the Borrower); and

(ii)	the quarterly reports disclosed by the Borrower to the market; and

(iii)

(A) a report (in a form pre-agreed between IFC and the Borrower), signed by the Borrower’s chief financial officer (or in his or her absence, by an Authorized Representative of the Borrower), specifying how the Net Debt to EBITDA Ratio and the Interest Coverage Ratio have been calculated (i.e., whether calculated only on a Consolidated Basis or on both an unconsolidated basis and a Consolidated Basis pursuant to Section 5.01(m) (Affirmative Covenants)), and concerning compliance with the financial covenants in this Agreement; and (B) a Revenues and EBITDA report (in a form pre-agreed between IFC and the Borrower), signed by the Borrower’s chief financial officer (or in his or her absence, by an Authorized Representative of the Borrower), for the purposes of determining the calculations set forth in Section 5.01(m) and confirming whether such ratios where calculated on a Consolidated Basis for such period or on both

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an unconsolidated basis and a Consolidated Basis if applicable under this Agreement;

for the avoidance of doubt, if any of the financial statements and reports under this Section 5.03(a) are no longer available on the Borrower’s website or if the Borrower is delisted or otherwise no longer required by applicable law to publish on their website any such financial statements or reports, the Borrower shall furnish such financial statements or reports, as the case may be, directly to IFC, at IFC’s satisfaction.

(b)Annual Financial Statements and Reports. Except to the extent the following annual financial statements and reports are available on the Borrower’s website, as soon as available (or, in the case of (A) Form 20-F promptly after its filing with the SEC, and (B) Form 6-K, promptly after being furnished to the SEC) but in any event within 90 days after the end of each Financial Year (or in the case of (A) Form 20-F no later than May 1st of each such Financial Year, and (B) Form 6-K no later than 6 months after the Borrower’s second fiscal quarter of each Financial Year), deliver to IFC:

(i)

two copies of its and each of its Subsidiaries’ complete and audited financial statements for that Financial Year which are in agreement with its books of account and prepared, on both an unconsolidated basis and a Consolidated Basis, in accordance with the Accounting Standards, including an unqualified audit report on them from the Auditors, all in form satisfactory to IFC;

(ii)

a report (in a pre-agreed form) signed by the Borrower’s chief financial officer (or in his or her absence, by an Authorized Representative of the Borrower) certifying (A) compliance with the Net Debt to EBITDA Ratio and the Interest Coverage Ratio pursuant to Section 5.01(m) (Affirmative Covenants) (specifying whether for such period such ratios were calculated only on a Consolidated Basis or both on an unconsolidated basis and on a Consolidated Basis pursuant to Section 5.01(m)), (B) that such officer or Authorized Representative is not aware of any non-compliance by the Borrower with the covenants in Section 5.02 (Negative Covenants) of this Agreement, and, where applicable, detailing any non-compliance, and (C) certifying that all transactions between the Borrower and its Subsidiaries and each of their respective Affiliates, if any, during that Financial Year, complied with the covenant in Section 5.02(h);

(iii)

the Form 20-F for that Financial Year filed by the Borrower with the SEC or, in the case the filing of Form 20-F by the Borrower is no longer required by applicable law, a report by the Borrower on its operations during that Financial Year, in the form of, and addressing the topics listed in, Schedule 8;

(iv)

the Form 6-K for that Financial Year furnished by the Borrower with the SEC or, in the case the furnishing of Form 6-K by the Borrower is no longer required by applicable law, (A) an unaudited interim balance sheet as of the end of the Borrower’s second fiscal quarter and (B) an unaudited semi-annual income statement covering the first two fiscal quarters of each Financial Year; and

(v)

a report, signed by the Borrower’s chief financial officer (or in his or her absence, by an Authorized Representative of the Borrower) updating the identity of each of the Permitted Holders disclosed in Schedule 11, based on information submitted to the relevant Authority in the Country;

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for the avoidance of doubt, if any of the financial statements and reports under this Section 5.03(b) are no longer available on the Borrower’s website or if the Borrower is delisted or otherwise no longer required by applicable law to publish on their website any such financial statements or reports, the Borrower shall furnish such financial statements or reports, as the case may be, directly to IFC, at IFC’s satisfaction;

(c)Management Letters. Deliver to IFC, promptly following receipt, a copy of any management letter or other communication sent by the Auditors (or any other accountants retained by the Borrower) to the Borrower or its management in relation to the Borrower’s financial, accounting and other systems, management or accounts;

(d)Annual Monitoring Report. Within 90 days after the end of each Financial Year, deliver to IFC the Annual Monitoring Report (i) confirming compliance by the Borrower and/or the relevant Subsidiary with the Action Plan, the environmental and social covenants set forth in Sections 5.01 (Affirmative Covenants) and 5.02 (Negative Covenants) and Applicable E&S Law or, as the case may be, identifying any non-compliance or failure, and the actions being taken to remedy any such deficiency and a summary of the key actions taken by the company in connection with environmental and social matters during the relevant Financial Year; and (ii) including such information as IFC shall reasonably require in order to measure the ongoing development results of the relevant Operations of the Borrower and any Subsidiary against the indicators specified in Schedule 9 hereto and which information IFC may hold and use in accordance with IFC’s Access to Information Policy dated January 1, 2012, the link of which is https://disclosures.ifc.org/#/accessInfoPolicy;

(e)Notice of Accidents, Etc. Within 30 days after its occurrence, notify IFC of any social, labor, health and safety, security or environmental incident, accident or circumstance having, or which could reasonably be expected to have, a Material Adverse Effect or material adverse impact on the implementation of the Transaction or on the carrying on of Operations by the Borrower and/or any Subsidiary in accordance with the Performance Standards, specifying in each case the nature of the incident, accident, or circumstance and any effect resulting or likely to result therefrom, and the measures the Borrower and/or the relevant Subsidiary is taking or plans to take to address them and to prevent any future similar event; and keep IFC informed of the on-going implementation of those measures and plans;

(f)Changes to Business; Material Adverse Effect. Promptly notify IFC of any proposed change in the business or operations of the Borrower or any of its Subsidiaries and of any event or condition that has had or could reasonably be expected to have a Material Adverse Effect;

(g)Litigation, Etc. Promptly upon becoming aware of any litigation or administrative proceedings before any Authority or arbitral body which has had or, if determined adversely, could reasonably be expected to have, a Material Adverse Effect, notify IFC by electronic mail of that event specifying the nature of that litigation or those proceedings and the steps the Borrower and/or the relevant Subsidiary is taking or proposes to take with respect thereto;

(h)Default. Promptly upon the occurrence of an Event of Default or Potential Event of Default, notify IFC by electronic mail specifying the nature of that Event of Default or Potential Event of Default and any steps the Borrower is taking to remedy it;

(i)Insurance. Provide to IFC, in a timely manner, the insurance certificates and other information referred to in Section 5.04(b) (Insurance);

(j)Authorizations. Within 5 Business Days after its occurrence, notify IFC of (i) the issuance of any new material Authorizations that would be specified in Part II of Annex B necessary for the carrying out of the business and Operations of the Borrower and its Subsidiaries generally, and the

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compliance by the Borrower and its Subsidiaries with all their respective obligations under the IFC Financing Documents and (ii) any modification to any of the material Authorizations specified in Part II of Annex B or any of the new material Authorizations specified in the foregoing subclause (i) (for the avoidance of doubt, the foregoing subclause (ii) applies to amendments, supplements, restatements, renewals, or replacements of any such Authorizations);

(k)Permitted Liens. If, after the incurrence of a Permitted Lien pursuant to Section 5.02(g)(ix) (Negative Covenants), either the Interest Coverage Ratio decreases or the Net Debt to EBITDA Ratio increases from what it was prior to such incurrence calculated both on an unconsolidated basis and on a Consolidated Basis (for the avoidance of doubt, regardless of the calculation method otherwise called for by Section 5.01(m)(Affirmative Covenants)) and on a Pro Forma Basis, the Borrower shall promptly provide IFC a report, signed by the Borrower’s chief financial officer (or in his or her absence, by an Authorized Representative of the Borrower) informing IFC of the foregoing along with a certification that (i) the Borrower and its Subsidiaries remain in compliance with the financial ratios set forth in Section 5.01(m) calculated both on an unconsolidated basis and on a Consolidated Basis (for the avoidance of doubt, regardless of the calculation method otherwise called for by Section 5.01(m)), and on a Pro Forma Basis, and (ii) the aggregate amount of Permitted Liens (including such Permitted Lien) pursuant to Section 5.02(g)(ix) does not exceed 10% of the Borrower’s total unconsolidated Financial Debt; and

(l)Other Information. Promptly provide to IFC such other publicly available information as IFC from time to time reasonably requests about the Borrower, any of its Subsidiaries, their respective assets and Operations and the Transaction, including without limitation information that IFC requests on behalf of the Participants for the Participants to satisfy requirements under applicable laws and regulations, including those concerning anti-money laundering and combatting the financing of terrorism (AML/CFT).

Section 5.04. Insurance.

(a)Insurance Requirements and Borrower’s Undertakings. Unless IFC otherwise agrees, the Borrower shall:

(i)

insure and keep insured, with financially sound and reputable insurers, all their respective assets and businesses in a manner and with amounts and deductibles as set forth in Annex F and otherwise as required by law;

(ii)	punctually pay any premium, commission and any other amounts necessary for effecting and maintaining in force each insurance policy;

(iii)

promptly notify the relevant insurer of any claim by the Borrower under any policy written by that insurer and diligently pursue that claim, except for immaterial claims where, in the reasonable judgment of the Borrower, the cost to pursue such claim would exceed the amount of such claim;

(iv)	not do or omit to do, or permit to be done or not done, anything which might materially prejudice the Borrower’s right to claim or recover under any insurance policy; and

(v)

not vary in any material respect, rescind, terminate, cancel or cause a material change to any insurance policy, except if an insurance policy or the insurer in connection with such policy has been replaced by another policy or insurer, as

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the case may be, with substantially similar characteristics; provided, that nothing in this clause (v) shall prevent the Borrower from varying, rescinding, terminating, cancelling or changing any insurance policy if, in the reasonable judgment of the Borrower, such insurance policy is no longer necessary (or, in the case of variances or changes, such insurance policy as then in effect is no longer appropriate) for the Operations of the Borrower or consistent with industry practice, or such insurance policy is promptly replaced with a substantially equivalent insurance policy, or such variance or change increases the coverage under such insurance policy, or such policy was maintained solely to comply with a requirement of applicable law and such applicable law no longer requires such insurance policy.

(b)Reporting Requirements. Unless IFC otherwise agrees, the Borrower shall provide to IFC the following:

(i)

as soon as possible after its occurrence, notice of any event which entitles the Borrower to claim for an aggregate amount exceeding the equivalent of $5,000,000 under any one or more insurance policies; and

(ii)

within 45 days of the written request of IFC, copies of every insurance policy relating to the Borrower’s assets, as set forth in Annex F, and any other information or documents on each insurance policy as IFC requires from time to time, except to the extent that any such other information or documents are subject to confidentiality restrictions in favor of third parties, the waiver of which it would not be reasonably possible for the Borrower to obtain.

ARTICLE VI

Events of Default

Section 6.01. Acceleration after Default. If any Event of Default occurs and is continuing (whether it is voluntary or involuntary, or results from operation of law or otherwise), IFC may, by notice to the Borrower, require the Borrower to repay the Loan or such part of the Loan as is specified in that notice. On receipt of any such notice, the Borrower shall immediately repay the Loan (or that part of the Loan specified in that notice) and pay all interest accrued on it and any other amounts then payable under this Agreement and the other IFC Financing Documents. The Borrower waives any right it might have to further notice, presentment, demand or protest with respect to that demand for immediate payment.

Section 6.02. Events of Default. It shall be an Event of Default if:

(a)Failure to Pay Principal or Interest. The Borrower fails to pay when due any part of the principal of, or interest on, the Loan and such failure continues for a period of 5 days;

(b)Failure to Pay Other IFC Loans. The Borrower or any of its Affiliates fails to pay when due any part of the principal of, or interest on, any loan from IFC other than the Loan and any such failure continues for the relevant period of grace provided for in the agreement providing for that loan;

(c)Failure to Comply with Obligations. The Borrower or any of its Subsidiaries fails to comply with any of its obligations under this Agreement or any other IFC Financing Document to which it is a party or any other agreement between such Person and IFC (other than those referred to in clauses

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(a) or (b) of this Section 6.02), and any such failure continues for a period of 30 days after the date of that failure;

(d)Misrepresentation. Any representation or warranty made in (i) Article III or in connection with the execution of, or any request (including a request for Disbursement) under, this Agreement or (ii) any other IFC Financing Document is incorrect in any material respect;

(e)Expropriation, Nationalization, Etc. Any Authority condemns, nationalizes, seizes, or otherwise expropriates all or any substantial part of the property or other assets of the Borrower or any of its Subsidiaries or of any of their respective share capital, or assumes custody or control of that property or other assets or of the business or operations of the Borrower or any of its Subsidiaries or of any of their respective share capital, or takes any action for the dissolution or disestablishment of the Borrower or any of its Subsidiaries or any action that would prevent the Borrower or any of its Subsidiaries or their respective officers from carrying on all or a substantial part of their respective business or operations;

(f)Involuntary Proceedings. A decree or order by a court is entered against the Borrower or any of its Subsidiaries:

(i)	adjudging the Borrower or any of its Subsidiaries bankrupt or insolvent;

(ii)	approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or with respect to, the Borrower or any of its Subsidiaries under any applicable law;

(iii)

appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or any of its Subsidiaries or of any substantial part of any of their respective property or other assets; or

(iv)	ordering the winding up or liquidation of its affairs;

or any petition is filed seeking any of the above and is not dismissed or stayed within 30 days;

(g)Voluntary Proceedings. The Borrower or any of its Subsidiaries:

(i)	requests a moratorium or suspension of payment of Liabilities from any court;

(ii)	institutes proceedings or takes any form of corporate action to be liquidated, adjudicated bankrupt or insolvent;

(iii)	consents to the institution of bankruptcy or insolvency proceedings against it;

(iv)

files a petition or answer (other than an answer contesting a reorganization or relief) or consent seeking reorganization or relief under any applicable law (including, without limitation, the filing for a concurso preventivo or an acuerdo preventivo extrajudicial), or consents to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or any of its Subsidiaries or of any substantial part of any of their respective property and is not dismissed within 30 days;

(v)	makes a general assignment for the benefit of creditors; or

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(vi)	admits in writing its inability to pay its Liabilities generally as they become due or otherwise becomes insolvent;

(h)Analogous Events to Bankruptcy.   Any other event occurs which under any applicable law would have an effect analogous to any of those events listed in Section 6.02(f) and 6.02(g);

(i)Cross-Default. The Borrower or any of its Subsidiaries fails to pay any of its Liabilities (other than the Loan or any other loan from IFC to the Borrower or any of its Subsidiaries) or to perform any of its obligations under any agreement pursuant to which there is outstanding Financial Debt in excess of $60,000,000, and any such failure continues for more than any applicable period of grace or any such Liability becomes prematurely due and payable or is placed on demand;

(j)Failure to Maintain Authorizations.   Any Authorization necessary for the Borrower or any of its Subsidiaries to perform and observe its obligations under any IFC Financing Document, or to carry out the Transaction or its Operations, is not obtained when required or is rescinded, terminated, lapses or otherwise ceases to be in full force and effect, including with respect to the remittance to IFC or its assignees, in the Loan Currency, of any amounts payable under any IFC Financing Document, and is not restored or reinstated, or the effect of such termination or rescission is not stayed or suspended, within 90 days of notice by IFC to the Borrower requiring that restoration or reinstatement (for the avoidance of doubt, if the termination or rescission of an Authorization is stayed or suspended, and such stay or suspension is rescinded, terminated, lapses or otherwise ceases to be in full force and effect, such 90-day period shall, from the date of such rescission, termination, lapse or ineffectiveness, continue to count down from the day where counting was suspended);

(k)Revocation Etc. of IFC Financing Documents. Any IFC Financing Document or any of its provisions:

(i)

is revoked, terminated or ceases to be in full force and effect without, in each case, the prior consent of IFC, and that event, if capable of being remedied, is not remedied to the satisfaction of IFC within 30 days of IFC’s notice to the Borrower; or

(ii)	becomes unlawful or is declared void; or

(iii)

is repudiated or the validity or enforceability of any of its provisions at any time is challenged by any Person and such repudiation or challenge is not withdrawn within 30 days of IFC’s notice to the Borrower requiring that withdrawal; provided, that no such notice shall be required or, as the case may be, the notice period shall terminate if and when such repudiation or challenge becomes effective;

(l)Judgments. A final judgment, order or arbitral award for the payment of money in excess of the equivalent of $60,000,000 is rendered against the Borrower, any of its Subsidiaries or any of their respective properties and that judgment, order or arbitral award shall not have been paid, vacated, discharged, stayed or bonded within 60 consecutive days from the proper notification of the entry thereof; and

(m)Employee Benefit Plans. Any employee benefit plan of the Borrower or its Subsidiaries shall at any time fail to satisfy the minimum funding requirement established by applicable law and such failure is not cured within 90 days.

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Section 6.03. Bankruptcy. If the Borrower is liquidated or declared bankrupt, the Loan, all interest accrued on it and any other amounts payable under this Agreement will become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which the Borrower waives.

ARTICLE VII

Miscellaneous

Section 7.01. Saving of Rights. (a) The rights and remedies of IFC in relation to any misrepresentation or breach of warranty on the part of the Borrower or any other Person shall not be prejudiced by any investigation by or on behalf of IFC or any of the Participants into the affairs of the Borrower or any other Person, by the execution or the performance of this Agreement, any other IFC Financing Document or the Participation Agreement or by any other act or thing which may be done by or on behalf of IFC or any of the Participants in connection with this Agreement or any other IFC Financing Document or the Participation Agreement and which might prejudice such rights or remedies.

(b)No course of dealing or waiver by IFC in connection with any condition of Disbursement of the Loan under this Agreement or any other IFC Financing Document shall impair any right, power or remedy of IFC with respect to any other condition of Disbursement, or be construed to be a waiver thereof; nor shall the action of IFC with respect to any Disbursement affect or impair any right, power or remedy of IFC with respect to any other Disbursement.

(c)Unless otherwise notified to the Borrower by IFC and without prejudice to the generality of Section 7.01(b), the right of IFC to require compliance with any condition under this Agreement or any other IFC Financing Document that may be waived by IFC with respect to any Disbursement is expressly preserved for the purposes of any subsequent Disbursement.

(d)No course of dealing and no failure or delay by IFC in exercising, in whole or in part, any power, remedy, discretion, authority or other right under this Agreement, any other IFC Financing Document or any other agreement shall waive or impair, or be construed to be a waiver of, such or any other power, remedy, discretion, authority or right under this Agreement or any other IFC Financing Document, or in any manner preclude its additional or future exercise; nor shall the action of IFC with respect to any default, or any acquiescence by it therein, affect or impair any right, power or remedy of IFC with respect to any other default.

Section 7.02. Notices. (a) Any notice, request or other communication to be given or made under this Agreement shall be in writing. Subject to Section 5.03(g) and Section 5.03(h) (Reporting Requirements), Section 7.02(b) and Section 7.05 (Enforcement), any such communication may be delivered by hand, airmail, electronic mail or established courier service to the party’s address specified below or at such other address as such party notifies to the other party from time to time, and will be effective upon receipt.

For the Borrower:

Telecom Argentina S.A.

General Hornos 690

C1272ACL

Buenos Aires, Argentina

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E-mail: mayerza@teco.com.ar, macolombo@teco.com.ar

Attention: Mr. Maximo Ayerza, Mr. Matias Colombo

For IFC:

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

E-mail: Notifications@ifc.org

Attention: Senior Director, Infrastructure and Natural Resources Department

With an electronic copy (in the case of communications relating to payments) sent to the attention of Paul Bravery, the Director, Department of Financial Operations, at:

E-mail: pbravery@ifc.org

With an electronic copy (in the case of all reports and notices to be given under Section 5.03 (Reporting Requirements)) sent to the attention of the Manager, Syndicated Loans and Management Department, at:

syndicatedloanreports@ifc.org

(b) IFC has a secured document sharing website called “AccessIFC”, located at accessifc.ifc.org. Provided that the Borrower has agreed to all the terms and conditions provided by IFC to access and use AccessIFC, IFC may, in its discretion, grant to the Borrower access to AccessIFC. In the event the Borrower has been granted access to AccessIFC, the Borrower shall deliver via AccessIFC the reports required in Sections 5.03(a) (Quarterly Financial Statements and Reports), (b) (Annual Financial Statements and Reports), (c) (Management Letters), (d) (Annual Monitoring Report) and any other reporting requirements as may be mutually agreed between the Borrower and IFC.

Section 7.03. English Language. (a) All documents to be provided or communications to be given or made under this Agreement or any other IFC Financing Document (with the exception of any financial statements) shall be in the English language.

(b)       To the extent that the original version of any document to be provided, or communication to be given or made, to IFC under this Agreement or any other IFC Financing Document is in a language other than English, IFC may either request that the Borrower obtain, or obtain itself at the Borrower’s cost and expense, an English translation by a certified public translator of any document or communication received in a language other than English at the cost and expense of the Borrower. IFC may deem any such English translation to be the governing version between the Borrower and IFC.

Section 7.04. Term of Agreement. This Agreement shall continue in force until all monies payable under it have been fully paid in accordance with its provisions.

Section 7.05. Enforcement. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

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(b)For the exclusive benefit of IFC, the Borrower irrevocably agrees to venue being laid in the courts of the United States of America located in the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan, in any dispute, claim, action, suit, litigation, proceeding or complaint arising out of, relating to, or having any connection with this Agreement (including any dispute regarding non contractual obligations and any dispute regarding the existence, validity, interpretation, performance, breach or termination of this Agreement or the consequences of its nullity (a “Dispute”), and waives any objections to venue based on grounds of forum non conveniens or inconvenient forum.

(c)For the exclusive benefit of IFC, the Borrower irrevocably also submits to personal jurisdiction of any such court in any such Dispute. Final judgment against the Borrower in any such Dispute shall be conclusive and may be enforced in any other jurisdiction, including the Country, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

(d)The parties acknowledge and agree that no provision of this Agreement, in any way constitutes or implies a waiver, renunciation, termination or modification by IFC of any of its privileges, immunities or exemptions granted in the Articles of Agreement establishing IFC, international conventions, or applicable law and the IFC expressly reserves all of its privileges, immunities and exemptions thereunder.

(e)The Borrower hereby irrevocably designates, appoints and empowers Cogency Global Inc., with offices currently located at 122 East 42nd Street, 18th Floor, New York, NY, 10168, United States of America, as its authorized agent solely to receive for and on its behalf service of any summons, complaint or other legal process in any Dispute IFC may bring in the State of New York in respect of this Agreement.

(f)As long as this Agreement remains in force, the Borrower shall maintain a duly appointed and authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any Dispute IFC may bring in New York, New York, United States of America, with respect to this Agreement. The Borrower shall keep IFC advised of the identity and location of such agent.

(g)The Borrower also irrevocably consents, if for any reason its authorized agent for service of process of summons, complaint and other legal process in any Dispute is not present in New York, New York, to the service of such papers being made out of the courts of the United States of America located in the Southern District of New York and the courts of the State of New York located in the Borough of Manhattan by mailing copies of the papers by registered United States air mail, postage prepaid, to the Borrower, at its address specified pursuant to Section 7.02 (Notices). In such a case, IFC shall also send by electronic mail, or have sent by electronic mail, a copy of the papers to the Borrower. The Borrower agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(h)Service in the manner provided in Sections 7.05(e), (f) and (g) in any Dispute will be deemed personal service, will be accepted by the Borrower as such and will be valid and binding upon the Borrower for all purposes of any such Dispute.

(i)The Borrower irrevocably waives to the fullest extent permitted by applicable law:

(A)	its right of removal of any matter commenced by IFC in the courts of the State of New York to any court of the United States of America; and

(B)	any and all rights to demand a trial by jury in any such Dispute brought against it by IFC.

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(j)To the extent that the Borrower may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other IFC Financing Document to which it is a party, from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, the Borrower irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

(k)The Borrower hereby acknowledges that IFC shall be entitled under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any Dispute arising out of or relating to this Agreement or the transactions contemplated hereby brought against IFC in any court of the United States of America. The Borrower hereby waives any and all rights to demand a trial by jury in any Dispute arising out of or relating to this Agreement or the transactions contemplated by this Agreement, brought against IFC in any forum in which IFC is not entitled to immunity from a trial by jury.

(l)To the extent that the Borrower may, in any Dispute brought in any of the courts referred to in Section 7.05(b) or a court of the Country or elsewhere arising out of or in connection with this Agreement or any other IFC Financing Document to which the Borrower is a party, be entitled to the benefit of any provision of law requiring IFC in such Dispute to post security for the costs of the Borrower, or to post a bond or to take similar action, the Borrower hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the Country or, as the case may be, the jurisdiction in which such court is located.

(m)Nothing in this Agreement shall affect the right of IFC to commence legal proceedings or otherwise sue the Borrower in the Country or any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon the Borrower in any manner authorized by the laws of any such jurisdiction; provided, that nothing in this Agreement shall constitute or imply an agreement or consent by the Borrower to submit to or accept process, pleadings or other legal papers in any jurisdiction of any court other than the courts referred to in Section 7.05(b) or the courts of the Country.

Section 7.06. Disclosure of Information. (a) IFC may disclose any documents or records of, or information about, this Agreement or any other IFC Financing Document, or the assets, business, Operations or affairs of the Borrower to:

(i)	its outside counsel, auditors and rating agencies,

(ii)

any Participant or any Person who intends to purchase a Participation in a portion of the Loan, or any sub-participant, credit insurer, or any other party that is seeking to acquire or has acquired an economic interest in the Loan, whether funded or unfunded, and, if a Participant or such a Person is an investment fund, any investors in such investment fund, and

(iii)

any bona fide prospective buyer, transferee, assignee or other recipient of a disposition and their external advisors as IFC may deem appropriate in connection with the administration of the Loan, including any proposed sale, transfer, assignment or other disposition of IFC’s rights under this Agreement or any IFC Financing Document or otherwise for the purpose of exercising any

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power, remedy, right, authority, or discretion relevant to this Agreement or any other IFC Financing Document.

(b)The Borrower acknowledges and agrees that, notwithstanding the terms of any other agreement between the Borrower and IFC, a disclosure of information by IFC in the circumstances contemplated by Section 7.06(a) does not violate any duty owed to the Borrower under this Agreement or under any such other agreement.

(c)The Borrower acknowledges that IFC in its absolute discretion may fund the Loan in whole or in part with proceeds from IFC thematic bond programs, such as green bonds or social bonds. In such event the Borrower agrees that for the duration of the Loan: (i) IFC may disclose non-confidential ex-ante estimates related to the Loan and its expected development impact in public reports to IFC’s bond investors, including the annual impact report for IFC’s green bond program and other similar publications, and (ii) if requested by IFC, the Borrower will confirm the details of any such estimates within 20 Business Days of receiving such request, to the extent the information so required is available to the Borrower.

Section 7.07. Indemnification; No Consequential Damages. (a) The Borrower shall indemnify, defend and hold harmless IFC and each Participant and their respective officers, directors, employees, agents and representatives (each, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actual or contingent losses, damages, liabilities, obligations, commitments, deficiencies, awards, fines, penalties, judgments, orders, decrees, claims, actions, suits, proceedings, investigations, demands, complaints, grievances, settlements, disputes, litigation, costs and expenses (including attorney fees and expenses, consultant, engineer, and other professional costs and expenses) (“Losses”) arising out of, in connection with, or related in any way to:

(i)

the execution, delivery or performance of any IFC Financing Document or any other agreement or instrument contemplated thereby or the consummation of the Transaction or any other transactions contemplated hereby (including any breach of, or failure to perform, any of the representations, warranties, covenants, or obligations in any IFC Financing Document or other agreement or instrument contemplated thereby);

(ii)	the Loan or the actual or proposed use of proceeds thereof;

(iii)	any actual or alleged non-compliance with, or any liability or obligation under, any law, any Applicable E&S Law, and/or the Performance Standards; or

(iv)

any actual or prospective claim, action, suit, litigation, investigation, proceeding, inquiry, request for information, demand, complaint, dispute or grievance (each, a “Proceeding”) relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is party thereto;

provided, that, in any case, such indemnity will not be available to any Indemnitee to the extent that such Loss resulted directly from such Indemnitee’s gross negligence or willful misconduct as determined by a final, non-appealable determination of a court or arbitral tribunal of competent jurisdiction.

(b)The Borrower’s indemnity obligations in this Section are independent of and in addition to any rights of any Indemnitee in connection with any Loss (provided, however, that no Indemnitee shall be entitled to recover an amount twice in respect of the same Loss), and such obligations shall survive the

2022 Loan Agreement

execution, modification, and amendment of this Agreement and each other IFC Financing Document, the expiration, cancellation, or termination of IFC’s or any Participant’s commitment, and the disbursement and repayment of the Loan.

(c)To the maximum extent permitted by law, the Borrower shall not assert, and hereby agrees to waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential, contingent, or punitive damages arising out of, in connection with, or relating to, this Agreement or any agreement or instrument contemplated hereby, the Loan or the use of the proceeds thereof.

Section 7.08. Successors and Assignees. This Agreement binds and benefits the respective successors and assignees of the parties. However, the Borrower may not assign or delegate any of its rights or obligations under this Agreement without the prior written consent of IFC.

Section 7.09. Amendments, Waivers and Consents. Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by the parties.

Section 7.10. Counterparts; Delivery. This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement. Delivery of an executed counterpart signature page by facsimile or other electronic means shall constitute effective execution and delivery of this Agreement.

Section 7.11. Drafting. Each party to this Agreement represents and warrants to each other party that such party has had an opportunity to review, negotiate and propose modifications to this Agreement with a legal counsel, and has executed this Agreement based upon such party’s own judgment and advice of a legal counsel. Each party to this Agreement acknowledges that it has had the opportunity to be represented by counsel of its choice in deciding whether to enter into this Agreement on the terms and conditions set forth in it. The parties agree that the contra proferentem principle of contract interpretation is not to be applied to this Agreement; that is, any ambiguity or inconsistency in the Agreement is to be resolved in accordance with the most reasonable construction and not strictly for or against either party by virtue of that party’s authorship of a relevant provision of the Agreement or of any of its interim drafts.

Section 7.12. Independence of the Borrower. The Borrower confirms that:

(a)it has engaged legal, tax, regulatory and accounting advisors, and such other professional advisors as it deems appropriate, with respect to all matters in connection with the Loan and the IFC Financing Documents; and

(b)it has, upon its own due diligence as to all matters pertinent hereto, with the assistance of its professional advisors, and notwithstanding any involvement of or consultation with IFC or any member of the World Bank Group, independently evaluated, and fully understands, acknowledges, and accepts, all risks arising or potentially arising under or in connection with the Loan and each IFC Financing Document.

Section 7.13. Role of IFC.

(a)Notwithstanding anything to the contrary provided under the IFC Financing Documents, it is specifically understood and agreed that IFC is acting solely as lender and is not, and shall not be deemed or construed to act as, agent, advisor or fiduciary for the Borrower or for any other Person pursuant to the IFC Financing Documents.

2022 Loan Agreement

(b)Except as expressly assumed by IFC under the IFC Financing Documents, IFC shall have no liability or obligation whatsoever to the Borrower or any other Person with respect to the transactions contemplated by the IFC Financing Documents (including, without limitation, for any oversight or monitoring, or any lack of oversight or monitoring, exercised by IFC in respect of, or the manner in which IFC may implement (or refrain from implementing), comply with (or refrain from complying with), any IFC policy (including the Action Plan and Performance Standards) or any Applicable E&S Law, and the Borrower assumes full responsibility in respect of any action it takes (or fails to take) in connection with any recommendation, instruction or advice that IFC may or may not give from time to time in connection with the Operations or any IFC Financing Document.

(c)Any reviews, approvals, or due diligence undertaken by IFC is for the sole benefit of IFC alone and not for the benefit of any third party, foreseen or unforeseen, or the Borrower and shall create no fiduciary or other obligation in any respect to any third party, foreseen or unforeseen, or the Borrower.

Section 7.14. Acknowledgment of CAO. The Borrower hereby acknowledges and agrees that the CAO is IFC’s independent accountability mechanism for environmental and social concerns; and it has reviewed additional information about the CAO, including the CAO Policy, which is available at http://www.cao-ombudsman.org/.

[Signature pages follow.]

2022 Loan Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in their respective names as of the date first above written.

TELECOM ARGENTINA S.A.

By:	/s/ Mariano Pinero	/s/ Maximo Ayerza
Name:	MARIANO PINERO	MAXIMO AYERZA
Title:	APODERADO	APODERADO

[Signature Page to the 2022 Loan Agreement]

INTERNATIONAL FINANCE CORPORATION
By:	/s/Giancarlo Ortega
Name:	Giancarlo Ortega
Title:	Manager Latin America and the Caribbean International Finance Corporation

[Signature Page to the 2022 Loan Agreement]

ANNEX A

ESTIMATED TRANSACTION COST FINANCIAL PLAN

ESTIMATED TRANSACTION COST (US$ million):

New Mobile Sites	$40
Upgrade of existing Mobile Sites	$100
Expansion of Fiber-to-the-home Network	$160
TOTAL TRANSACTION COSTS	$300

FINANCIAL PLAN (US$ million):

Internal Cash Generation		$115.5
Long-term Senior Indebtedness	IFC A Loan	$50
	IFC B Loan	$134.5

TOTAL FINANCING AVAILABLE		$300

2022 Loan Agreement

ANNEX B

BORROWER/TRANSACTION AUTHORIZATIONS

(See Sections 3.01(d) (Representations and Warranties) and 4.01(c) (Conditions of Disbursement) of the Loan Agreement)

I)Corporate Authorizations:

Banking Powers of Attorney issued by the Company dated April 27, 2020, as supplemented on December 30, 2020.

Board Meeting held on June 27, 2022.

II)Universal Technology of Information Services License and Registered Services:

A continuación, se aporta un detalle de las licencias, registros y autorizaciones de espectro que actualmente se concentran bajo la titularidad de Telecom Argentina S.A. (en adelante “Telecom”) y sus principales subsidiarias.

Téngase presente que Telecom es titular de las licencias, registros y autorizaciones que en el presente se detallan, como consecuencia de haber resultado adjudicataria de las mismas en los casos que así se especifica y como resultado de diversos procesos de reorganización societaria que involucraran distintas sociedades licenciatarias.

Efectivamente, Telecom resultó continuadora de Telecom Personal S.A. (en adelante “Personal”) y de Cablevisión S.A. (en adelante “Cablevisión”), como así también de las sociedades absorbidas por esta última, en virtud de los procesos de reorganización societaria que se detallan a continuación:

(a)Proceso de fusión por absorción en virtud del cual Telecom absorbió a Personal, Nortel Inversora S.A. y Sofora Telecomunicaciones S.A. Dicha fusión se inscribió ante la Inspección General de Justicia (“IGJ”) con fecha 21 de marzo de 2018 bajo el N° 5099 del Libro 88, tomo – de sociedades por acciones.

(b)Proceso de fusión por absorción en virtud del cual Telecom absorbió por fusión a Cablevisión. Dicha fusión se inscribió ante la IGJ con fecha 30 de agosto de 2018 bajo el N° 16345 del libro 91, tomo – de sociedades por acciones.

(c)Previamente, Cablevisión absorbió a través de diversos procesos de fusión por absorción a las licenciatarias de Servicios TIC que se detallan a continuación: (i) Fibertel S.A. fue absorbida por Cablevisión conforme fusión inscripta ante la IGJ con fecha 15 de enero de 2009, bajo el nº 937 del libro 43, tomo - de sociedades por acciones; (ii) Primera Red Interactiva de Medios Argentinos (PRIMA) S.A. fue absorbida por Cablevisión conforme fusión inscripta ante la IGJ con fecha 20 de abril de 2017 bajo el N° 7281 del Libro 83, tomo – de sociedades por acciones; y (iii) las compañías Nextel Communications Argentina S.R.L. (en adelante “Nextel”), Greenmax Telecommunications S.A.U., WX Telecommunications S.A.U., Gridley Investments S.A., Trixco S.A., Fibercomm S.A., Netizen S.A., Eritown Corporation Argentina S.A., Skyonline de Argentina S.A. Infotel Argentina S.A., Nextwave Argentina S.A., Callbi S.A. conforme fusión inscripta ante la IGJ con fecha 23 de febrero de 2018 bajo el N° 3469 del Libro 88, tomo – de sociedades por acciones.

2022 Loan Agreement

ANNEX B

En razon de las distintas fusiones implementadas, y de los desistimientos autorizados, en la actualidad Telecom cuenta con los siguientes registros bajo su Licencia Unica Argentina Digital: Servicio de Telefonia Local, Servicio de Telefonia Publica, Servicio de Telefonia de Larga Distancia Internacional, Servicio de Telefonia de Larga Distancia Nacional, Servicio de Telefonia Movil, Servicio de Comunicaciones Moviles Avanzadas, Servicio de Comunicaciones Personales, Servicio de Telex, Servicio de Transporte de Senales de Radiodifusion, Servicio de Valor Agregado, Servicio de Videoconferencia, Servicio de Transmision de Datos, Servicio Radioelectrico de Concentracion de Enlaces y Servicio de Radiodifusion por Suscripcion.

A continuacion, se detallan las licencias, registros y autorizaciones adjudicadas a cada una de las licenciatarias, que luego de diversos procesos de reorganizacion societaria, confluyen en Telecom.

1.	Telecom Argentina STET-France Telecom S.A. (hoy Telecom)

•	Decreto 2347/90: Telefonia local y larga distancia nacional, provision de enlaces fijos y telefonia publica en la Region Norte.

•	Resolucion SC 2627/98: Telefonia Publica Region Sur.

•	Resolucion SC 8357/99: Telefonia de larga distancia internacional, datos internacional, telex internacional y enlaces punto a punto internacional en la Region Norte.

•	Resolucion SC 91/99: Telefonia local, larga distancia nacional e Internacional, Transmision de Datos y Telex Internacional en la Region Sur.

•	Resolucion SC 1995/99: Telex Nacional en todo el pais.

•

Resolucion SC 429/00: Servicios de valor agregado, trasmision de datos, videoconferencia, transporte de senales de radiodifusion y repetidor comunitario en todo el pais (esta ultimo cuyo desistimiento se autorizo mediante Resolucion ENACOM N° 5644/17).

•	Resolucion SC 495/01: Licencia unica de servicios de telecomunicaciones con registro del servicio de acceso a Internet en todo el pais.

•	Resolucion SC N° 191/96: autoriza el uso de las frecuencias de 899-905/944-950 MHz, para el Servicio Fijo en distintas localidades:

•	Resolucion SC N° 191/96: autoriza el uso de la banda de 1.910-1.930 MHz. para el Servicio Fijo.

•	Resolucion SC N°2.879/97, modificada por Res SC N° 869/98: autoriza el uso de 50 MHz de la banda de 3,5 GHz.: para el Servicio Fijo de Datos y Valor Agregado.

2022 Loan Agreement

ANNEX B

•

Resolucion SC 111/03: Autorizar el cambio de denominacion TELECOM ARGENTINA STET - FRANCE TELECOM SOCIEDAD ANONIMA a “TELECOM ARGENTINA SOCIEDAD ANONIMA” y autorizar la transferencia de accones de Nortel Inversora S.A. (controlante de Telecom Argentina S.A.) a Sofora Telecomunicaciones S.A. (accionistas: TELECOM ITALIA S.P.A y TELECOM ITALIA INTERNACIONAL NV (en conjunto “TI Group”), FRANCE CABLES ET RADIO y Atlas COMUNNICATIONS SOCIEDAD ANONIMA (en conjunto “FT Group”) y W. DE ARGENTINA - INVERSIONES SL), siendo TI Group el operador exclusivo de Telecom.

•	Resolucion SC 136/10: Autoriza el cambio de control social de Telecom y Personal, a favor de TI Group.

•	Resolucion ENACOM 277/16: Autorizar el cambio de composicion accionaria indirecta de Telecom y Personal, a traves de la cual Fintech Telecom LLC se constituye en el accionista indirecto mayoritario.

•	Resolucion ENACOM 4545/17: Autoriza la transferencia de los registros, recursos y frecuencias autorizadas de Personal a favor de Telecom.

•

Resolucion ENACOM 5644/17: Autoriza la transferencia de los registros, recursos y frecuencias autorizadas a Cablevision a favor de Telecom; y, autoriza el cambio de control de Telecom a favor de Cablevision Holding S.A. Por su parte, mediante Resolucion ENACOM 419/2022 se acepta la propuesta de adecuacion de espectro ordenada por la Resolucion ENACOM 5644/2017 articulo 3°.

2.	Personal

•	Resolucion SETyC 11/95: Servicio de Telefonia Movil (STM) en el Area I.

•	Resolucion SC 18/96: Transmision de Datos y Servicios de Valor Agregado en todo el pais.

•	Resolucion SC 537/96: Autoriza el uso de 25 MHz de la banda de 850 MHz.

•	Resolucion 60/97: Autoriza el uso de 20 MHz de la banda de 1.900 MHz.

•	Resolucion SC 18324/99: PCS en AMBA y Area II.

•	Resolucion SC 18328/99: PCS en Area III.

•	Resolucion SC 18925/99: PCS en Area I.

•	Resolucion SC 18952/99: SRMC en AMBA y autoriza el uso de 12.5 MHz de la banda de 850 MHz.

•	Resolucion SC 502/01: Registra el servicio de Telefonia de larga distancia nacional e internacional en todo el pais.

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ANNEX B

•	Resolucion SC 79/2014: Registra el Servicio de Comunicaciones Moviles Avanzadas.

•	Mediante las Resoluciones de la SC N° 80/2014, 81/2014, 82/2014 y 83/2014, se adjudicaron las siguientes frecuencias:

o	para el Servicio de PCS, Bandas de Frecuencia: 1890-1892,5 Mhz y 1970-1972,5 Mhz para el Area de Explotacion I (Lote Numero 5);
o	para el Servicio de SRMC, Bandas de Frecuencia: 830,25-834 Mhz y 875,25-879 Mhz para el Area de Explotacion II (Lote Numero 2);
o	para el Servicio de PCS, Bandas de Frecuencia: 1862,5-1867,5 Mhz y 1942,5-1947,5 Mhz para el Area de Explotacion III (Lote Numero 6);
o	para los Servicios de SCMA, Bandas de Frecuencia: 1730-1745 Mhz y 2130-2145 Mhz para el Area de Explotacion Nacional (Lote Numero 8, adjudicacion parcial).

•	Resolucion SC N° 25/2015: autoriza el uso de 20 MHz de la banda de 700 MHz.

Dejada sin efecto mediante Resolucion 3838/2019

3.	Cablevision

•	Resolucion ENACOM 1359/16: autoriza la transferencia de la licencia y registros de Fibertel a Cablevision.

•	Resolucion ENACOM 339/17: autoriza trasferencia de registros, recursos de numeracion y senalizacion y frecuencias y autorizaciones radioelectricas de PRIMA a Cablevision.

•	Resolucion ENACOM 1734/17: autoriza trasferencia de registros, recursos de numeracion y senalizacion y frecuencias y autorizaciones radioelectricas de Nextel a Cablevision.

•

Resolucion ENACOM 1663/17: Aclara la titularidad de las areas de cobertura detalladas en el Anexo de dicha Resolucion son de titularidad de Cablevision, asi como las frecuencias radioelectricas de los servicios de radiodifusion por suscripcion por vinculo radioelectrico detallados en el mencionado anexo.

4.	Fibertel S.A.

•	Resolucion 100SC/96: Servicio de Transmision de Datos.

•	Resolucion 2375SC/97: Servicio de Avisos a Personas. Por Resolucion ENACOM 5644/2017 se aprueba su desistimiento.

•	Resolucion 2375SC/97: Servicio de Video Conferencia.

•	Resolucion 2375SC/97: Servicio de Repetidor Comunitario. Por Resolucion ENACOM 5644/2017 se aprueba su desistimiento.

•	Resolucion 2375SC/97: Servicio de Transporte de Senales de Radiodifusion.

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ANNEX B

•	Resolucion 2375SC/97: Servicios de Valor Agregado.

•	Resolucion 2375SC/97: Servicio Radioelectrico de Concentracion de Enlace.

•	Resolucion 168/02: Servicio de Telefonia Local y Telefonia Publica. Por Resolucion ENACOM 5644/2017 se aprueba desistimiento de este ultimo.

•	Resolucion 167/03: Asignacion de numeracion AMBA – Benavides – Pilar –Tortuguitas.

•	Resolucion 52/2005: Asignacion Codigo de Senalizacion Nacional (CPSN) 5600 (en numeracion decimal).

5.	PRIMA S.A.

•	Resolucion SC 62/1996: Licencia para la prestacion de Servicios de Valor Agregado en el Ambito Nacional e Internacional y de Transmision de Datos, en el ambito Nacional.

•	Resolucion SC 1459/1998: Licencia para la prestacion de Servicios de Videoconferencia.

•

Resolucion SC Nro. 12296/99: autoriza uso de la Banda D del cuadro 2.1. del Anexo 1 de la Resolucion SC 869/98 en las areas de AMBA, Ciudades de Cordoba (Pcia. de Cordoba) Rosario y Santa Fe (Pcia. de Santa Fe), La Plata, Mar del Plata y Bahía Blanca Pcia de Buenos Aires), Parana (Pcia de Entre Rios), Mendoza (Pcia de Mendoza), Neuquen (Pcia de Neuquen) y San Miguel de Tucuman (Pcia de Tucuman).

•	Resolucion SC 19/2002: Licencia para la prestacion de Servicios de Telefonia Local y Larga Distancia Nacional e Internacional.

•

Resolucion ENACOM 5644/2017. Aprueba la cancelacion de las licencias y los registros otorgados a nombre de CABLEVISION SOCIEDAD ANONIMA para los Servicios de Transmision de Datos, de Telefonia Local (STL), de Transporte de Senales de Radiodifusion (STSR), de Valor Agregado (SVA), de Videoconferencia (SVC), de Telefonia de Larga Distancia Nacional (STLDN), de Telefonia de Larga Distancia Internacional (STLDI), y de Comunicaciones Moviles Avanzadas (SCMA), respecto de los cuales TELECOM ARGENTINA SOCIEDAD ANONIMA ya posee la titularidad

6.	Nextel

•

Resolucion SOPyC N° 646/94, Resoluciones SC N° 38/98, N° 4038/99, N° 88/01 y N° 201/02, y Resolucion ENACOM N° 1299/17: Licencia de telecomunicaciones y registros para la prestacion del Servicio Radioelectrico de Concentracion de Enlaces, Servicio de Avisos a Personas, Servicio de Localizacion de Vehiculos, Servicio de Alarma por Vinculo Radioelectrico, Servicio de Transmision de Datos, Servicio de Valor Agregado, Servicio de Telefonia de Larga Distancia Nacional e Internacional, Servicio de Telefonia Local y Servicio de Comunicaciones Moviles Avanzada. Por Resolucion ENACOM 5644/2017 se aprueba el desistimiento de los servicios de Localizacion de Vehiculos y de Alarma por Vinculo Radioelectrico.

2022 Loan Agreement

ANNEX B

•

Resolucion SC 1085/98: Transfiere las licencias de Mc CAW ARGENTINA SA a Nextel SA para la prestacion de los servicios de: Radioelectrico de Concentracion de Enlaces (SRCE), Transmision de Datos (STD), Avisos a Personas (SAP), Alarma por Vinculo Radioelectrico (SAVR), Localizacion de Vehiculos (SLV).

•	Resolucion SC 4038/99: Licencia para la prestacion del Servicio de Valor Agregado (SVA).

•

Resolucion SC 482/01: Se aclara que las licencias para la prestacion de Servicios de Telecomunicaciones oportunamente otorgadas a NEXTEL ARGENTINA S.R.L., a traves de las Resoluciones Nos. 1085/98, 4038/99 y 88/01 deben entenderse otorgadas a NEXTEL COMMUNICATIONS ARGENTINA S.A.

•

Resolucion ENACOM 111/17: autorizo las transferencias accionarias directas e indirectas que involucraron a las firmas TRIXCO S.A., CALLBI S.A., INFOTEL ARGENTINA S.A., SKYONLINE DE ARGENTINA S.A., NETIZEN S.A y ERITOWN CORPORATION ARGENTINA S.A. a favor de NEXTEL.

•	Se adjunta en Anexo I, una tabla que contiene un detalle de las frecuencias, los actos administrativos de asignacion y las respectivas fechas de vencimiento de cada una de las asignaciones.

•

Resolucion ENACOM 1299-E/2017 (Refarming): Prestacion del servicio de SCMA y autoriza uso de las frecuencias comprendidas entre 905 a 915 MHz y 950 a 960 MHz y la banda de frecuencias comprendida entre 2550 a 2560 MHz y 2670 a 2680 MHz.

7.	Fibercomm S.A.

•	Resolucion SC N° 151/95: Licencia de telecomunicaciones y registro para la prestacion del Servicio de Transmision de Datos en el ambito nacional.

8.	Eritown Corporation Argentina S.A.

•	Resolucion SC 2827/97: licencia para la prestacion de los Servicios de Transmision de Datos y Servicio de Valor Agregado a la empresa ERITOWN CORPORATION ARGENTINA SOCIEDAD ANONIMA.

9.	Callbi S.A.

•

Resolucion SC 2267/97: Licencia para la prestacion de los Servicios de Aviso a Personas, Servicio de Transmision de Datos, Servicio de Valor Agregado, Servicio de Transporte de Senales de Radiodifusion y Servicio de Videoconferencia.

•	Resoluciones SC 4439/99 y SC 362/01: autoriza uso de la banda “8-8” del cuadro 1.4 del Anexo I de la Resolucion SC 869/98 (2584-2596/2680-2686) en AMBA.

•	Resolucion SC 191/03: Servicios de Telefonia Local, Larga Distancia Nacional e Internacional.

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ANNEX B

10.	Trixco S.A.

•

Resolucion SC 1335/99: Autoriza uso de la banda 905-915 MHz y 950-960 MHz en las areas de CABA, Moreno, Merlo, Gonzales Catan, Jose C. Paz, Pilar, J. M. Gutierrez, Glew y La Plata de la Provincia de Buenos Aires; Cordoba y Mendoza de las provincias homonimas; y, Rosario provincia de Santa Fe.

•	Resolucion SC 1/2002: Licencia de Reventa para Servicio de Telecomunicaciones y Servicio de Telefonia Local.

•	Resolucion 115/2012: Registro para la prestacion del Servicios de Telefonia de Larga Distancia Nacional, Internacional, Servicio de Valor Agregado y Servicio de Telefonia Publica.

•

Resolucion SC 116/12: extiende area de prestacion a AMBA, ciudades de Moreno, Merlo, Gonzalez Catan, Jose C. Paz, Pilar, J. M. Gutierrez, Glew y La Plata, de la Provincia de Buenos Aires, y las ciudades de Cordoba, Mendoza, de las provincias homonimas y la ciudad de Rosario, Provincia de Santa Fe.

11.	Infotel Argentina S.A.

•	Resolucion N° 3357/99: licencia para la prestacion de los Servicios de Valor Agregado y Transmision de Datos.

•	Resolucion SC 95/02 autoriza uso de la “4-4” (2536-2548/2608-2620) del cuadro 1.4 del Anexo I de la Resolucion SC N° 869/98 en la Ciudad de Buenos Aires y un radio de 180 km.

•	Resolucion SC N° 263/03: licencia de Reventa de Servicios de Telecomunicaciones.

12.	Skyonline de Argentina S.A.

•	Resolucion SC N° 4508/99: autoriza uso de las bandas “F” del cuadro 2.1 del anexo II de la Resolucion SC N° 869/99 en las localidades de Santa Fe, provincia homonima y Posadas, provincia de Misiones.

•	Resolucion SC N° 4539/99: autoriza uso de las bandas “I” del cuadro 2.2 del anexo II de la Resolucion N° 869/98, para el area de la ciudad de Mendoza, provincia homonima.

•	Resolucion SC N° 4506/99: autoriza uso de las bandas “3-3” del cuadro 1.4 del Anexo I de la Resolucion SC N°869/98, en el area de prestacion correspondiente al AMBA.

•	Resolucion SC 4432/99: Licencia para la prestacion de los Servicios de Transmision de Datos y Valor Agregado.

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ANNEX B

1.	Netizen S.A.

•	Resoluciones SC 72/2002, N° 49/1998 y N° 2.521/1999: licencia para Reventa de Servicios de Telecomunicaciones, Servicio de Valor Agregado, y Servicios de Transmision de Datos y Videoconferencia.

1.	Núcleo S.A. :

•	Resolucion CONATEL 278/97: Servicio de telefonia celular en Paraguay.

•	Resoluciones CONATEL 1118/98: PCS en Asuncion (Paraguay).

•	Resolucion CONATEL 1249/2018: Provision de acceso al servicio de internet transmision de datos

•	Resolucion CONATEL 375/2018: Servicios en 700 mhz 4G

2.	Adesol S.A.: (Es una Subsidiaria de Telecom que no es licenciataria, pero presta servicios a diversas permisionarias en la Republica Oriental del Uruguay).

i.	Decreto N° 82/15: se asignan 16 canales en comun (los mismos) a BERSABEL S.A. y VISION SATELITAL S.A. (sociedades vinculadas a Adesol S.A.)

ii.

Decreto 305/015 (sustitutivo del Decreto 153/012): confirmo el destino de los canales 21 al 36 (512 MHz a 608 MHz) y 38 al 41 (614 MHz a 638 MHz), de 6 MHz cada uno, en la banda de UHF exclusivamente para la prestacion del servicio de radiodifusion de television digital abierta, gratuita y accesible en todo el pais, con excepcion de los canales 35 (596-602 MHz), 36 (602-608 MHz) y 38 al 41 (614-638 MHz).

3.- Negocios y Servicios S.A.

•	Resolucion SC 186/96: Servicio de transmision de datos y de valor agregado.

•	Resoluciones 199/2001 y 91/2002 SC: Servicios de telefonia de larga distancia nacional e internacional y Reventa de servicios de telecomunicaciones y Telefonia Publica.

2022 Loan Agreement

ANNEX C

INVESTMENTS

Unaudited Investments in excess of US$ 20,000,000 as of January 31, 2022, in millions of Pesos (AR$) / Dollars equivalents:

•Bank accounts in Dollars (Onshore/Offshore)AR$ 1.107,3 mm / US$ 29,7 mm

•Time deposits in Dollars (Onshore/Offshore)AR$ 4.160,0 mm / US$ 111,4 mm

•Sovereigns & Sub-sovereigns US$ BondsAR$ 5.046,0 mm / US$ 135,1 mm

2022 Loan Agreement

ANNEX D

FINANCIAL DEBT

Unaudited Financial Debt (Principal) as of May 31, 2022 – in millions of Pesos (AR$)*

TELECOM ARGENTINA S.A.

• Bonds –
◾ International Bond 2025 (USD 389 MM)	AR$	46,742	MM
◾ International Bond 2026 (USD 400 MM)	AR$	48,080	MM
◾ Local Bond Class 7	AR$	15,329	MM
◾ Local Bond Class 8	AR$	16,355	MM
◾ Local Bond Class 9	AR$	11,038	MM
◾ Local Bond Class 10	AR$	15,491	MM
◾ Local Bond Class 11	AR$	2,000	MM
◾ Local Bond Class 12	AR$	2,731	MM
◾ Local Bond Class 13	AR$	2,348	MM

• Loans –
◾ IFC 2016 (USD 126 MM)	AR$	15,181	MM
◾ IFC 2019 (USD 253 MM)	AR$	30,360	MM
◾ IIC (USD 35 MM)	AR$	4,169	MM
◾ IDB (USD 181 MM)	AR$	21,814	MM
◾ CDB (USD 94 MM)	AR$	11,247	MM
◾ Finnvera (USD 81 MM)	AR$	9,684	MM
◾ Term Loan (USD 140 MM)	AR$	16,828	MM

• Overdrafts	AR$	17,549	MM

• Vendor Financing (USD 74 MM)	AR$	8,850	MM

NCLEO S.A.
• Bank Loans in Guaranies	AR$	8,734	MM

*	Exchange Rate AR$/USD 120.2 quoted by Banco de la Nacion Argentina at the U.S. dollar offer rate as of May 31st 2022.

2022 Loan Agreement

ANNEX E

SUBSIDIARIES

i)	Subsidiaries of the Borrower:

Name	Owner	Ownership
Inter Radios S.A.U.	Telecom Argentina S.A.	100.00%
Cable Imagen S.R.L.	Telecom Argentina S.A.	100.00%
Micro Sistemas S.A.U.	Telecom Argentina S.A.	100.00%
Negocios y Servicios S.A.	Telecom Argentina S.A.	100%
Personal Smarthome S.A.	Telecom Argentina S.A.	90%
Personal Smarthome S.A.	PEM S.A.U.	10%
Personal Smartsecurity S.A.U.	Personal Smarthome S.A.	100%
Telecom Argentina USA Inc.	Telecom Argentina S.A.	100.00%
Opalker S.A.	Telecom Argentina S.A.	100%
Adesol S.A.	Telecom Argentina S.A.	100.00%
Telemas S.A.	Adesol S.A.	100%
Television Dirigida S.A.	Telecom Argentina S.A.	99.992%
Television Dirigida S.A.	PEM S.A.U.	0.008%
PEM S.A.U.	Telecom Argentina S.A.	100%
Nucleo S.A.	Telecom Argentina S.A.	67.50%
Personal Envios S.A.	Nucleo S.A.	97.00%
Personal Envios S.A.	Telecom Argentina S.A.	2.00%
Tuves Paraguay S.A.	Nucleo S.A.	99.99958%
Tuves Paraguay S.A.	Telecom Argentina S.A.	0.00028%
AVC Continente Audiovisual S.A.	PEM S.A.U.	40.00%
AVC Continente Audiovisual S.A.	Inter Radios S.A.U.	20.00%
AVC Continente Audiovisual S.A. (adquisicion de participacion efectuada el 27-10-2021)	Telecom Argentina S.A.	40%

2022 Loan Agreement

a
Teledifusora San Miguel Arcangel S.A.	Telecom Argentina S.A.	49.10%
Teledifusora San Miguel Arcangel S.A.	Inter Radios S.A.U.	1.00%
La Capital Cable S.A.	Telecom Argentina S.A.	49.00%
La Capital Cable S.A.	Inter Radios S.A.U.	1.00%
Otamendi Cable Color S.A.	La Capital Cable S.A.	97.00%
Otamendi Cable Color S.A.	PEM S.A.U.	1.5%

ii)	Capital Stock in the Borrower:

Name	Owner	Ownership of total capital stock
Telecom Argentina S.A.	Cablevision Holding S.A.	18.89% (Class D)
Telecom Argentina S.A.	VLG S.A.U.	9.27% (Class D)
Telecom Argentina S.A.	Fintech Telecom LLC	20.83% (Class A)
Telecom Argentina S.A.	Trust created on April 15, 2019	21.84% (Class A and D)
Telecom Argentina S.A.	Free Float	29.16% (Class B)
Telecom Argentina S.A.	Class C Shares	0.01% (Class C)
Cablevision Holding S.A.	GC Dominio S.A.	26.44% (which represents 64.25% of the voting stock)
VLG S.A.U.	Cablevision Holding S.A.	100%
Fintech Telecom LLC	Fintech Holdings, Inc.	100%
Fintech Holdings, Inc.	David Manuel Martinez Guzman	100%

2022 Loan Agreement

ANNEX F

INSURANCE REQUIREMENTS

(See Section 5.04(a) (Insurance) of the Loan Agreement)

1.CONSTRUCTION WORKS

Construction All Risks, based on full contract value (including in All Risk policy) and including Third Party Liability (included in General Liability policy).

2.ONGOING AND FUTURE OPERATIONS

(a)Fire and named perils (including natural perils, and Strike, Riot & Civil Commotion) or Property All Risks, based on new replacement cost of assets

(b)Electronic Equipment All Risk and Machinery Breakdown

(c)Public and Product Liability with a minimum limit of USD 2,000,000 per occurrence

3.AT ALL TIMES

(a)All insurances required by applicable laws and regulations.

2022 Loan Agreement

ANNEX G

EXISTING LIENS

None.

2022 Loan Agreement

ANNEX H

ANTI-CORRUPTION GUIDELINES
FOR

IFC TRANSACTIONS

The purpose of these Guidelines is to clarify the meaning of the terms “Corrupt Practices”, “Fraudulent Practices”, “Coercive Practices,” “Collusive Practices” and “Obstructive Practices” in the context of IFC operations.

1.CORRUPT PRACTICES

A “Corrupt Practice” is the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party.

INTERPRETATION

A.

Corrupt practices are understood as kickbacks and bribery. The conduct in question must involve the use of improper means (such as bribery) to violate or derogate a duty owed by the recipient in order for the payor to obtain an undue advantage or to avoid an obligation. Antitrust, securities and other violations of law that are not of this nature are excluded from the definition of corrupt practices.

B.

It is acknowledged that foreign investment agreements, concessions and other types of contracts commonly require investors to make contributions for bona fide social development purposes or to provide funding for infrastructure unrelated to the project. Similarly, investors are often required or expected to make contributions to bona fide local charities. These practices are not viewed as Corrupt Practices for purposes of these definitions, so long as they are permitted under local law and fully disclosed in the payor’s books and records. Similarly, an investor will not be held liable for corrupt or fraudulent practices committed by entities that administer bona fide social development funds or charitable contributions.

C.

In the context of conduct between private parties, the offering, giving, receiving or soliciting of corporate hospitality and gifts that are customary by internationally-accepted industry standards shall not constitute corrupt practices unless the action violates applicable law.

D.

Payment by private sector persons of the reasonable travel and entertainment expenses of public officials that are consistent with existing practice under relevant law and international conventions will not be viewed as Corrupt Practices.

2022 Loan Agreement

ANNEX H

E.

The World Bank Group does not condone facilitation payments. For the purposes of implementation, the interpretation of “Corrupt Practices” relating to facilitation payments will take into account relevant law and international conventions pertaining to corruption.

2.	FRAUDULENT PRACTICES

A “Fraudulent Practice” is any action or omission, including misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial or other benefit or to avoid an obligation.

INTERPRETATION

A.

An action, omission, or misrepresentation will be regarded as made recklessly if it is made with reckless indifference as to whether it is true or false. Mere inaccuracy in such information, committed through simple negligence, is not enough to constitute a “Fraudulent Practice” for purposes of World Bank Group sanctions.

B.

Fraudulent Practices are intended to cover actions or omissions that are directed to or against a World Bank Group entity. It also covers Fraudulent Practices directed to or against a World Bank Group member country in connection with the award or implementation of a government contract or concession in a project financed by the World Bank Group. Frauds on other third parties are not condoned but are not specifically sanctioned in IFC, MIGA, or PRG operations. Similarly, other illegal behavior is not condoned, but will not be sanctioned as a Fraudulent Practice under the World Bank sanctions program as applicable to IFC, MIGA and PRG operations.

3.	COERCIVE PRACTICES

A “Coercive Practice” is impairing or harming, or threatening to impair or harm, directly or indirectly, any party or the property of the party to influence improperly the actions of a party.

INTERPRETATION

A.

Coercive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

B.

Coercive Practices are threatened or actual illegal actions such as personal injury or abduction, damage to property, or injury to legally recognizable interests, in order to obtain an undue advantage or to avoid an obligation. It is not intended to cover hard bargaining, the exercise of legal or contractual remedies or litigation.

2022 Loan Agreement

ANNEX H

4.	COLLUSIVE PRACTICES

A “Collusive Practice” is an arrangement between two or more parties designed to achieve an improper purpose, including to influence improperly the actions of another party.

INTERPRETATION

Collusive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

5.	OBSTRUCTIVE PRACTICES

An “Obstructive Practice” is (i) deliberately destroying, falsifying, altering or concealing of evidence material to the investigation or making of false statements to investigators, in order to materially impede a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice, and/or threatening, harassing or intimidating any party to prevent it from disclosing its knowledge of matters relevant to the investigation or from pursuing the investigation, or (ii) acts intended to materially impede the exercise of IFC’s access to contractually required information in connection with a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice .

INTERPRETATION

Any action legally or otherwise properly taken by a party to maintain or preserve its regulatory, legal or constitutional rights such as the attorney-client privilege, regardless of whether such action had the effect of impeding an investigation, does not constitute an Obstructive Practice.

GENERAL INTERPRETATION

A person should not be liable for actions taken by unrelated third parties unless the first party participated in the prohibited act in question.

2022 Loan Agreement

ANNEX I

EXISTING AFFILIATE TRANSACTIONS

All matters disclosed on pages 92-96, Note 27 in the Borrower´s consolidated financial statements dated as of December 31, 2021.

2022 Loan Agreement

ANNEX J

PROHIBITED ACTIVITIES

•	Production or activities involving harmful or exploitative forms of forced labor/harmful child labor.

•	Production or trade in any product or activity deemed illegal under host country laws or regulations or international conventions and agreements.

•	Production or trade in weapons and munitions.

•	Production or trade in alcoholic beverages (excluding beer and wine).

•	Production or trade in tobacco.

•	Gambling, casinos and equivalent enterprises.

•	Trade in wildlife or wildlife products regulated under Convention on International Trade in Endangered Species of Wild Fauna and Flora.

•	Production or trade in radioactive materials.

•	Production or trade in or use of unbonded asbestos fibers.

•	Commercial logging operations or the purchase of logging equipment for use in primary tropical moist forest (prohibited by the Forestry policy).

•	Production or trade in products containing PCBs.

•	Production or trade in pharmaceuticals subject to international phase outs or bans.

•	Production or trade in pesticides/herbicides subject to international phase out.

•	Production or trade in ozone depleting substances subject to international phase out.

•	Drift net fishing in the marine environment using nets in excess of 2.5 km in length.

•	Knowingly provide or permit to be provided any product or services (or any text, pictures, graphics, sound, video, or other data in connection with any services) that:

1.	infringe on any third party’s copyright, patent, trademark, trade secret or other proprietary rights or rights or publicity of privacy;

2.	violate any law, statute, ordinance or regulation (including, without limitation, the laws and regulations governing export control);

3.	are defamatory, trade libelous, unlawfully threatening or harassing;

2022 Loan Agreement

ANNEX J

4.	are obscene or pornographic, if the total Revenues from such products and services are in excess of 2.0% of the total consolidated Revenues;

5.	contain child pornography;

6.	violate any laws regarding competition, privacy, anti-discrimination or false advertising; or

7.

contain any viruses, Trojan horses, worms, time-bombs, cancel bots or other computer routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information.

2022 Loan Agreement

SCHEDULE 1

FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY

(See Section 1.01 (Definitions and Interpretation) and Section 4.01(b) (Conditions of Disbursement) of the Loan Agreement)

[ ], 2022

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Attention: Director, Telecom, Media, Technology, Venture Capital and Funds Department

Ladies and Gentlemen:

Certificate of Authorized Representative

With reference to the Loan Agreement dated as of June 28, 2022 (the “Loan Agreement”) between Telecom Argentina S.A. (the “Borrower”) and International Finance Corporation, I, the undersigned Chief Financial Officer of the Borrower, duly authorized to do so, hereby certify that:

1.The persons named below have been duly elected, have duly qualified as and at all times since [•], 2022 (to and including the date hereof) have been officers of the Borrower, holding the respective offices below set opposite their names, and the signatures below set opposite their names are their genuine signatures.

Name	Office	Signature
Maximo Ayerza	Finance
Leonardo Franceschini	Financial Resources
Matias Colombo	Capital Markets
Fernando Balmaceda	Investor Relations
Mariano Piñero	Treasury

2022 Loan Agreement

SCHEDULE 1

Each such person is authorized to sign the IFC Financing Documents and any other request, notice, certification or other document provided for thereunder and to take any other action required or permitted to be taken thereunder.

2.Attached hereto as Exhibit A is a copy of the by-laws of the Borrower, as filed with the Public Registry (Registro Público) of the Superintendence of Companies of the City of Buenos Aires (Inspección General de Justicia) on July 13, 1990, together with all amendments thereto adopted through the date hereof.

3.Attached hereto as Exhibit B is a true and correct copy of resolutions duly adopted by the Board of Directors of the Borrower (certified by a public notary of the Country) at a meeting on [ ,  ], at which a quorum was present and acting throughout, which [resolutions/powers of attorney] have not been revoked, modified, amended or rescinded and are still in full force and effect. Except as attached hereto as Exhibit B, no [resolutions/powers of attorney] have been adopted by the Board of Directors of the Borrower which deal with the execution, delivery or performance of any of the IFC Financing Documents.

IN WITNESS WHEREOF, I have hereunto set my hand this [•] day of [•], 2022.

TELECOM ARGENTINA S.A.

Name: Gabriel Pablo Blasi
Title: Chief Financial Officer

I, the undersigned, Manager of Corporate Affairs of Telecom Argentina S.A., DO HEREBY CERTIFY that Gabriel Pablo Blasi is the duly elected and qualified Chief Financial Officer of Telecom Argentina S.A. and the signature above is his genuine signature.

IN WITNESS WHEREOF, I have hereunto set my hand this [•] day of [•], 2022.

TELECOM ARGENTINA S.A.

Name: Andrea Cerdán
Title: Manager of Corporate Affairs

2022 Loan Agreement

SCHEDULE 2

FORM OF REQUEST FOR DISBURSEMENT

(See Section 2.02 (Disbursement Procedure) and Section 4.01 (Conditions of Disbursement) of the Loan Agreement)

[Borrower’s Letterhead]

[Date]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Attention: Director, Telecom, Media, Technology, Venture Capital and Funds Department

Ladies and Gentlemen:

Investment No. 46720

Request for Disbursement

1.Please refer to the Loan Agreement (the “Loan Agreement”) dated as of June 28, 2022, between Telecom Argentina S.A. (the “Borrower”) and International Finance Corporation (“IFC”). Terms defined in the Loan Agreement have their defined meanings whenever used in this request.

2.The Borrower irrevocably requests the disbursement on [             ,   ] (or as soon as practicable thereafter) of the amount of [              ] under the Loan (the “Disbursement”) in accordance with the provisions of Section 2.02 (Disbursement Procedure) of the Loan Agreement.*

[You are requested to pay such amount to the account in New York of Telecom Argentina S.A. at Citibank N.A., New York Branch, 111 Wall Street, New York, USA 10043, SWIFT: CITIUS33, ABA: 0210-0008-9, Account No.: 36326336, Account Name: Telecom Argentina S.A. – General Hornos 690 – Buenos Aires – Argentina, [for further credit to the Borrower’s Account No. [                                ] at [Name and address of Bank] in [city and country].]

[OR]

[You are requested to (a) deduct from such amount the fees which under Section 2.07 (Fees) of the Loan Agreement we are obligated to pay on or before the date of the Disbursement and (b) pay the remainder of such amount to the account in New York of Telecom Argentina S.A. at Citibank N.A., New York Branch, 111 Wall Street, New York, USA 10043, SWIFT: CITIUS33, ABA: 0210-0008-9, Account No.: 36326336, Account Name: Telecom Argentina S.A. – General Hornos 690 – Buenos Aires – Argentina, [for further credit to the Borrower’s Account No. [                          ] at [Name and address of Bank] in [city and country].]

*Choose one of the two following options for the payment of the Disbursement. The second option provides for deduction of the fees owed under Section 2.07 (Fees) of the Loan Agreement.

2022 Loan Agreement

SCHEDULE 2

3.For the purpose of Section 4.01 (Conditions of Disbursement) and Section 4.02 (Borrower’s Certification) of the Loan Agreement, the Borrower certifies as follows:

(a)	no Event of Default and no Potential Event of Default has occurred and is continuing;

(b)	the proceeds of the Disbursement are at the date of this request needed by the Borrower for the purpose of the Transaction, or will be needed for such purpose within 6 months of such date;

(c)	since the date of the Loan Agreement nothing has occurred which has or could reasonably be expected to have a Material Adverse Effect;

(d)

since December 31, 2021 neither the Borrower nor its Subsidiaries has incurred any material loss or liability (except such liabilities as may be incurred by the Borrower in accordance with Section 5.02 (Negative Covenants) of the Loan Agreement);

(e)

the representations and warranties made in Article III of the Loan Agreement are true on the date of this request and will be true on the date of Disbursement with the same effect as if such representations and warranties had been made on and as of each such date (but in the case of Section 3.01(c) (Representations and Warranties), without the words in parentheses);

(f)	after giving effect to the Disbursement, neither the Borrower nor any of its Subsidiaries will be in violation of:

(i)	its respective Charter;

(ii)	any provision contained in any document to which the Borrower or any Subsidiary is a party (including the Loan Agreement) or by which the Borrower or any Subsidiary is bound; or

(iii)

any law, rule, regulation, Authorization in the Country directly or indirectly limiting or otherwise restricting its borrowing or guarantee power or authority or its ability to borrow or guarantee; and

2022 Loan Agreement

SCHEDULE 2

(g)after taking into account the amount of the Disbursement and any other Financial Debt incurred by the Borrower after the date of the latest financial statements of the Borrower delivered to IFC pursuant to Section 5.03(a) (Reporting Requirements) of the Loan Agreement, the Net Debt to EBITDA Ratio, calculated [on a Consolidated Basis] / [on both an unconsolidated basis and a Consolidated Basis], would not exceed 2.5 and the Interest Coverage Ratio, calculated [on a Consolidated Basis] / [on both an unconsolidated basis and a Consolidated Basis], would not be less than 3.0.

The above certifications are effective as of the date of this Request for Disbursement and shall continue to be effective as of the date of the Disbursement. If any of these certifications is no longer valid as of or prior to the date of the requested Disbursement, the Borrower undertakes to immediately notify IFC.

Yours truly,

TELECOM ARGENTINA S.A.

By
Authorized Representative

Copy to: Director, Department of Financial Operations

International Finance Corporation

2022 Loan Agreement

SCHEDULE 3

FORM OF DISBURSEMENT RECEIPT

(See Section 2.02 (Disbursement Procedure) of the Loan Agreement)

[Borrower’s Letterhead]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Attention: Director, Department of Financial Operations

Ladies and Gentlemen:

Investment No. 46720

Disbursement Receipt

We, Telecom Argentina S.A., hereby acknowledge receipt on the date hereof, of the sum of [           ] disbursed to us by International Finance Corporation (“IFC”) under the Loan of [               ] provided for in the Loan Agreement dated as of June 28, 2022, between our company and International Finance Corporation.** Of this sum, [                      ] is an A Loan Disbursement and [                            ] is a B Loan Disbursement.

[We further acknowledge that we instructed IFC to deduct the sum of [                         ] for the payment of fees we owed to IFC under Section 2.07 (Fees) of the Loan Agreement.]

Yours truly,

TELECOM ARGENTINA S.A.

By
Authorized Representative***

**Please note that in some jurisdictions one has to be able to prove amounts disbursed.

***As named in the Borrower's Certificate of Authorized Representative (see Schedule 1).

2022 Loan Agreement

SCHEDULE 4(A)

MATTERS TO BE COVERED IN LEGAL OPINION OF IFC’S COUNSEL IN THE COUNTRY

(See Section 4.01(d) (Conditions of Disbursement) of the Loan Agreement)

The legal opinion of IFC’s counsel in the Country should cover the following matters:

(a)	the organization, existence and Operations of the Borrower and its authorized and subscribed share capital;

(b)	the matters referred to in subsections (a), (c), and (d) of Section 4.01 (Conditions of Disbursement) of the Loan Agreement;

(c)

the authorization, execution, validity and enforceability of this Agreement and each of the other IFC Financing Documents and any other documents necessary or desirable to the implementation of any of those agreements or documents;

(d)	non-contravention of Charter, law or material agreements;

(e)	enforceability of foreign judgments;

(f)	the priorities or privileges, if any, that creditors of the Borrower, other than IFC, may have by reason of law;

(g)	IFC’s repatriation rights in respect of the Loan; and

(h)	such other matters relating to the transactions contemplated by this Agreement as IFC reasonably requests.

2022 Loan Agreement

SCHEDULE 4(B)

MATTERS TO BE COVERED IN LEGAL OPINION OF IFC’S COUNSEL IN NEW YORK

(See Section 4.01(d) (Conditions of Disbursement) of the Loan Agreement)

Subject to special counsel’s standard qualifications, limitations, and assumptions:

(i)	the validity and enforceability under New York law of each IFC Financing Document governed by New York law; and

(ii)	any other relevant matters of New York law that IFC requests.

2022 Loan Agreement

SCHEDULE 5

FORM OF SOLVENCY CERTIFICATE

This Solvency Certificate (the “Certificate”) of Telecom Argentina S.A., a company organized and existing under the laws of the Republic of Argentina (the “Borrower”), is delivered pursuant to Section 4.01(h) (Conditions of Disbursement) of the Loan Agreement dated as of June 28, 2022 (as the same may be amended from time to time, the “Loan Agreement”) between the Borrower and IFC. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Loan Agreement.

I, [NAME], the duly elected, qualified and acting [TITLE] of the Borrower, DO HEREBY CERTIFY as follows:

1.I have carefully reviewed the Loan Agreement and the other IFC Financing Documents and such other documents as I have deemed relevant and the contents of this Certificate and, in connection herewith, have made such investigation, as I have deemed necessary therefor. I further certify that the financial information and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.

2.I have reviewed all financial information delivered to IFC pursuant to Articles III and IV of the Loan Agreement (the “Information”). I am familiar with the financial performance and prospects of the Borrower and hereby confirm that the Information was prepared in good faith and fairly presents the Borrower’s consolidated financial condition, based on the information available to the Borrower at the time so furnished.

3.As of the date hereof, after giving effect to the transactions contemplated by the IFC Financing Documents, the fair value (as defined herein) and the present fair salable value (as defined herein) of any and all property of the Borrower is greater than the probable liability on existing debts (as defined herein) of the Borrower as they become absolute and matured.

4.As of the date hereof, after giving effect to the transactions contemplated by the IFC Financing Documents, the Borrower is able to pay its debts (including, without limitation, contingent and subordinated liabilities) as they become absolute and mature (as defined herein).

2022 Loan Agreement

SCHEDULE 5

5.The Borrower does not intend to, nor believes that it will, incur debts that would be beyond its ability to pay as such debts mature.

6.As of the date hereof, after giving effect to the transactions contemplated by the IFC Financing Documents, the Borrower is not engaged in businesses or transactions, nor about to engage in businesses or transactions, for which any property remaining would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which it is engaged.

7.The Borrower does not intend, in consummating the transactions contemplated by the IFC Financing Documents, to hinder, delay or defraud either present or future lenders or any other Person to which the Borrower is or will become, on or after the date hereof, indebted.

8.For purposes of this Certificate, “fair value” means the amount at which the aggregate assets of the Borrower would change hands between a willing buyer and a willing seller within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act, with equity to both. “Present fair salable value” means the amount that may be realized if the aggregate assets of the Borrower are sold with reasonable promptness in an arm’s length transaction under present conditions for the sale of assets of comparable business enterprises. The term “debt” means any legal liability, including, without limitation, any contingent, subordinated, absolute, fixed, matured or unmatured, disputed or undisputed, secured or unsecured and liquidated or unliquidated liability. Being “able to pay its debts as they become absolute and mature” means that, assuming transactions contemplated by the IFC Financing Documents have been consummated as proposed and based only upon the Borrower’s financial forecasts, the Borrower would have positive cash flow for the period covered by such forecasts after paying its scheduled anticipated indebtedness and current liabilities, including (and after giving effect to) the scheduled principal payments with respect to the Loan under the Loan Agreement as in effect on the date hereof. And, all of the foregoing has been determined on both an unconsolidated basis and a Consolidated Basis in accordance with Section 5.01(m) (Affirmative Covenants) of the Loan Agreement.

IN WITNESS WHEREOF, I have executed this Certificate this [DATE]

By:
Name:
Title:

2022 Loan Agreement

SCHEDULE 6

FORM OF SERVICE OF PROCESS LETTER

(See Section 4.01(i) (Conditions of Disbursement) of the Loan Agreement)

[Letterhead of Agent for Service of Process]

[Date]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C.  20433

Attention: Director, Telecom, Media, Technology, Venture Capital and Funds Department Re: Argentina / Telecom Argentina S.A.

Dear Sirs:

Reference is made to Section 4.01(i) (Conditions of Disbursement) of the Loan Agreement dated as of June 28, 2022 (the “Loan Agreement”) between Telecom Argentina S.A. (the “Borrower”) and International Finance Corporation (“IFC”). Unless otherwise defined herein, capitalized terms used here- in shall have the meaning specified in the Loan Agreement.

Pursuant to Section 7.05(e) (Enforcement) of the Loan Agreement, the Borrower has irrevocably designated and appointed the undersigned, Cogency Global Inc., with offices currently located at 122 East 42nd Street, 18th Floor, New York, NY, 10168, United States of America, as its authorized agent to receive for and on its behalf service of process in any legal action or proceeding with respect to the Loan Agreement in the courts of the United States of America for the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan.

The undersigned hereby informs you that it has irrevocably accepted that appointment as process agent as set forth in Section 7.05(e) (Enforcement) of the Loan Agreement, from [                       ] until February 15, 2030 and agrees with you that the undersigned (i) shall inform IFC promptly in writing of any change of its address in New York, (ii) shall perform its obligations as such process agent in accordance with the relevant provisions of Section 7.05 (Enforcement) of the Loan Agreement, and (iii) shall forward promptly to the Borrower any legal process received by the undersigned in its capacity as process agent.

As process agent, the undersigned and its successor or successors agree to discharge the above- mentioned obligations and will not refuse fulfillment of such obligations as provided under Section 7.05 (Enforcement) of the Loan Agreement.

Very truly yours,

COGENCY GLOBAL INC.
By
Title:

cc: Telecom Argentina S.A.

2022 Loan Agreement

SCHEDULE 7

FORM OF LETTER TO BORROWER’S AUDITORS

(See Section 4.01(g) (Conditions of Disbursement) and Section 5.01(f) (Affirmative Covenants) of the Loan Agreement)

[Borrower’s Letterhead]

[Date]

[NAME OF AUDITORS]

[ADDRESS OF AUDITORS]

Ladies and Gentlemen:

We hereby authorize and request you to give to International Finance Corporation of 2121 Pennsylvania Avenue, N.W., Washington, D.C. 20433, United States of America (“IFC”), all such information as IFC may reasonably request with regard to the financial statements of the undersigned companies, both audited and unaudited. We have agreed to supply that information and those statements under the terms of a Loan Agreement between Telecom Argentina S.A. and IFC dated as of June 28, 2022 (the “Loan Agreement”). For your information we enclose a copy of the Loan Agreement.

We authorize and request you to send two copies of the audited financial statements of the undersigned companies to IFC to enable us to satisfy our obligation to IFC under Section 5.03(b)(i) of the Loan Agreement. When submitting the same to IFC, please also send, at the same time, a copy of your full report on such financial statements in a form reasonably acceptable to IFC.

Please note that under Section 5.03(c) of the Loan Agreement, we are obliged to provide IFC with a copy of any management letter or other communication sent by you to us or our management in relation to our financial, accounting and other systems, management or accounts. Please provide to IFC any such management letter or other communication.

For our records, please ensure that you send to us a copy of every letter that you receive from IFC immediately upon receipt and a copy of each reply made by you immediately upon the issue of that reply.

Yours truly,

Telecom Argentina S.A.
By
Authorized Representative

[Insert names of Subsidiaries]

Enclosure

cc:Director

Telecom, Media, Technology, Venture Capital and Funds Department International Finance Corporation

2121 Pennsylvania Avenue, N.W. Washington, D.C. 20433

United States of America

2022 Loan Agreement

SCHEDULE 8

INFORMATION TO BE INCLUDED IN ANNUAL REVIEW OF OPERATIONS

(See Section 5.03(b)(iii) (Reporting Requirements) of the Loan Agreement)

A.Quarterly Operating Data

Quarter Ended , 20

Key Operating Indicators	Measurement Unit

Breakout between prepaid and post-paid for subscriber related indicators
Subscribers (by business unit – mobile, fixed broadband and Pay-TV)	#
Closing balance	#
Avg. during quarter	#
Churn rate

Population covered
Mobile penetration
Estimated subscriber market share

Voice minutes of use

2022 Loan Agreement

SCHEDULE 8

ARPU (in Argentine Pesos)	$

Number of direct employees	#

Number of female direct employees Number of Towers Km of fiber deployed	#

Notes:

1.The above is a suggested format only. The measurement units chosen above are for illustration purposes only.

2.The purpose of this report is to provide regular updates on the company’s operating cost structure and operating performance.

3.The requested operating data should be agreed with the industry specialist to reflect the key industry-specific indicators and should be based on the company’s existing operating reports. If the company’s existing operating reports provide the necessary information, those reports may be submitted as the [Quarterly Operations Review].

B.Supplemental Annual Operating Information

(1)Macroeconomic Conditions. Brief description of any material changes that affect the Borrower directly. For example, changes in corporate taxation, import duties, foreign exchange availability, price controls, other areas of regulation.

(2)Markets. Brief description of changes in the Borrower’s market conditions (both domestic and export), with emphasis on changes in market share and its competitors’ market shares.

(3)Sponsors and Shareholdings. Information on significant changes in the ownership of the Borrower, including reasons for changes and the new shareholding structure.

(4)Management and Technology. Summary of significant changes in the Borrower’s (i) senior management or organizational structure, and (ii) technology, including technical assistance arrangements.

(5)Corporate Strategy. Description of any changes to the Borrower’s corporate or operational strategy, including changes in products, degree of integration, or business emphasis.

(6)Operating Performance. Discussion of major factors affecting the year’s results, including key operating indicators (e.g.: sales - by volume, value and market, operating costs, margins, capacity utilization).

(7)Material Adverse Effect. Discuss any circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

2022 Loan Agreement

SCHEDULE 9

ANNUAL MONITORING REPORT

Annual Environmental and Social Monitoring Report (AMR) Telecommunication Projects

Separate instructional text to sponsors on the preparation of AMRs is attached. The following template may be supplemented with annexes as appropriate to ensure all relevant information on project performance is reported.

☐	General Questions

Company Details
Sponsor:
Transaction Country:
Transaction Name:
IFC Transaction ID:
Sponsor authorized representative: I certify that the data contained in this AMR completely and accurately represents operations during this reporting period.
Signature:	Date:

Reporting Period
AMR reporting period:

Transaction Status
Sites Developed During Reporting Year. Utilize the following tables to identify the type of sites and the type of acquisition.

Type of Site	Sites Developed by Company	Sites Developed by Subcontractor	Total
Standalone Radio Access Network (BTS), urban
Standalone Radio Access Network (BTS), rural

Co-located Radio Access Network (BTS), urban

2022 Loan Agreement

Satellite terminals
Core Network, new sites
Other (describe)
☐ Total
Site Acquisition.

Type of Site Acquisition	Sites Acquired by Company	Sites Acquired by Subcontractor	Total
Long-term lease
Purchase
Services in exchange for access
Other (describe)
☐ Total

quisition. Acquisition Company Subcontractor lease in access (describe) Total

Significant Events and Issues

☐

☐   Are you aware of any events[1] that may have caused damage; brought about injuries or fatalities or other health problems; attracted the attention of outside parties; affected project labor or adjacent populations; affected cultural property; or created liabilities for your company?

☐   If yes please provide details of the event/issue or complete an incident report.

Liaison with External Parties

☐   Describe any changes to reporting/monitoring requirements imposed by local regulatory authorities.

☐   Describe any ongoing public consultation and disclosure, liaison with non-governmental organizations (NGOs), civil society or public relations efforts (e.g. establishment of a web page).

☐   Describe any ongoing social or community development initiatives, programs or dialogue.

1 Examples of significant incidents follow. Chemical and/or hydrocarbon materials spills; fire, explosion or unplanned releases, including during transportation; ecological damage/destruction; local population impact, complaint or protest; failure of emissions or effluent treatment; legal/administrative notice of violation; penalties, fines, or increase in pollution charges; negative media attention; chance cultural finds; labor unrest or disputes; local community concerns.

2022 Loan Agreement

Management Capability

☐   Have you received or have you begun working toward an environmental/social or quality management system (e.g. to ISO 14001 or ISO 9000) in the last year?

☐   Are there staff in the company with identified roles relating to environment, health and safety or social issues?

☐   Describe the level of environmental, social and health and safety training provided to staff.

☐	Environmental and Social Monitoring Data

Listing of Base Stations

Please provide a cumulative list of all base stations, and indicate if environmental/social issues were encountered.

Head Office Building

Please provide a description of your Head Office building, describing how many floors it occupies and what life and   fire protection measures have been provided.

☐	Health and Safety Monitoring Data

Occupational Health and Safety

Sponsors are required to monitor and record occupational health and safety incidents throughout the reporting period for both the company and for any contractors.

☐	Incident statistics reporting for Company and Contractors
Occupational Health and Safety Incidents	Number of Incidents	Occupational Health and Safety Incident Details[2]

2 Provide additional sheets as needed.

2022 Loan Agreement

Occupational Health and Safety Incidents	Number of Incidents	Occupational Health and Safety Incident Details[2]
Fatalities		1. Date(s) of fatality: 2. Cause of fatality: 3. Corrective or preventive measures to prevent reoccurrence:
Total Lost Time Accidents (including vehicular)[3]		1. Date(s) of lost time accidents: 2. Cause(s) of lost time accident(s): 3. Corrective or preventive measures to prevent reoccurrence:
Total number of lost workdays[4] resulting from incidents.		1. Total lost workdays this reporting period: 2. Total lost workdays last reporting period:
Total man-hours worked (total hours worked by all employees) during the reporting period and Incidence calculation.
1.
  Total man-hours worked this reporting period:
2.
Incidence = total lost workdays/total hours worked
3.
Incidence this reporting period:
4.
Incidence last reporting period:
5.
Incidence next to last reporting period:

Training[5]		1.

Fire Safety Monitoring

Fire Safety Verification Activities	Mandatory Frequency	Date(s) Performed	Observed Deficiencies[6]	Corrective Actions and Schedule For Implementation[7]

3 Incapacity to work for at least one full workday beyond the day on which the accident or illness occurred.

4 Lost workdays are the number of workdays (consecutive or not) beyond the date of injury or onset of illness that the employee was away from work or limited to restricted work activity because of an occupational injury or illness.

2022 Loan Agreement

5 Personnel should be trained in environmental, health and safety matters including accident prevention, safe lifting practices, the use of Material Safety Data Sheets (MSDS), safe chemical handling practices, proper control and maintenance of equipment and facilities, emergency response, personal protective equipment (PEP), emergency response, etc.

6 Attach additional sheets as needed to fully describe observed deficiencies.

7 Attach additional sheets as needed to fully describe corrective actions and implementation.

2022 Loan Agreement

Fire Safety Verification Activities	Mandatory Frequency	Date(s) Performed	Observed Deficiencies[6]	Corrective Actions and Schedule For Implementation[7]
1. Fire and Other Emergency Drills	Minimum: one (1) / year
2.Inspection and certification of fire detection and suppression electrical and mechanical systems.	Minimum: one (1) / year
3.Portable fire extinguisher inspection, refilling/recharging	Minimum: one (1) inspection / year

☐	Solid and Hazardous Waste Generation and Disposal

Waste Type	Quantities Generated	Method of Storage and/or Treatment	Disposal Method
Reporting Period Year:
◾ Cable and associated materials
◾ Circuit boards, electronics
◾ Computer CPUs
◾ Computer monitors
◾ Domestic waste
◾ Ferrous and non-ferrous metals
◾ Other wastes
◾ Packaging waste
◾ Truck and auto tires
◾ Vehicle maintenance wastes
◾ Waste oils
◾ Waste solvents

☐

Specific questions relating to IFC Performance Standard #1 on Environmental & Social Management Systems, IFC Performance Standard #2 on Labor and Working Conditions, and IFC Performance Standard #4 on Security Personnel

Please state whether your company has or does not have new documentation of its Environmental and Social Management System. If there is new documentation, please send it attached to this AMR.

2022 Loan Agreement

Please describe briefly any issues that arose over the year regarding compliance with labour laws, regarding employment, health, or safety with your employees.

Please provide a summary of the procedure followed during the year for performing checks on your employees before they started to work at your company. Attach a statement of the procedure to this form if you prefer.

Please describe briefly any issues that arose over the year regarding the payment of salaries on time to your employees.

Please describe briefly any cases of significant grievances that arose with any of your employees over the year in relation to working hours or working conditions.

If you employed any armed security service – i.e., security staff or contractor armed with a weapon – please attach to this form any policy, procedure, and/or terms of reference that you have for the security service, and describe:

(a)	whether the service was provided by employees, contractors, and/or government personnel

(b)	any checks (i.e., due diligence) that you performed on the quality of the security personnel and their backgrounds (e.g., any criminal background).

2022 Loan Agreement

SCHEDULE 10

ENVIRONMENTAL AND SOCIAL ACTION PLAN (ESAP)

#	Task Description	Action Due by (Milestone)	Indicator of Completion

1

Telecom Argentina S.A. (“Telecom” or the “Company”) will enhance its Environmental and Social (E&S) Management System (ESMS) by updating its sustainability policy to more clearly integrate the IFC Performance Standards (IFC PS).

		March 15, 2023	Updated sustainability policy consistent with IFC PSs
2

Telecom will develop an E&S Screening and Management Procedure (ESSMP) to screen sites of future towers, identify E&S risks and potential impacts, implement relevant mitigation measures and secure any permits required in line with IFC PS and applicable laws and regulations. The procedure will also be specifically designed to identify and screen, during the site selection process, locations in non-urban areas with high biodiversity values (i.e., Legally Protected Areas, Internationally

Recognized Areas, and particularly Natural and Mixed World Heritage Sites and Alliance for Zero Extinction sites).

		September 15, 2022	E&S Screening and Management Procedure (ESSMP) for sites
3	The Company will assign internal responsibility within the sustainability and operations departments to oversee and monitor the implementation of the ESSMP and sustainability policy.	December 15, 2022	The Company shall submit to IFC the names and positions of the qualified internal resources to which this responsibility is assigned.
4

Develop a Stakeholder Engagement Procedure (SEP) according to the risks and potential impacts detected and aligned with the objectives of IFC PS1 and applicable laws, to ensure that communications with stakeholders related to the construction and O&M of new assets. The SEP will include specific provisions for engagement in the event that indigenous peoples are impacted.

		March 15, 2023	Stakeholder Engagement Procedure
5

Telecom will undertake a labor audit against IFC PS2 and local regulatory requirements including a review of labor and OHS provisions of contractual agreements with contractors and, based on a sample of workers and of contractors, an assessment of key assets/activities such as new installations, maintenance of lines and call centers. Telecom will develop a time-bound action plan to implement the recommendations from the audit.

		June 15, 2023	Labor audit and implementation of resulting recommendations

2022 Loan Agreement

SCHEDULE 11

PERMITTED HOLDER REPORT

●	GC Dominio S.A.

●	Blue Media Inc.

●	GS Unidos LLC

●	ELHN-Grupo Clarín New York Trust

●	1999 Ernestina Laura Herrera de Noble New York Trust

●	HHM-Grupo Clarín New York Trust

●	HHM-Media New York Trust

●	LRP - Grupo Clarín New York Trust

●	LRP New York Trust

●	Mr. José Antonio Aranda

●	Mr. Héctor Horacio Magnetto

●	Mr. Lucio Rafael Pagliaro

●	Mr. David Manuel Martínez Guzmán

●	Mrs. Marcela Noble Herrera

●	Mr. Felipe Noble Herrera

●	Mrs. Marcia Ludmila Magnetto

●	Mr. Horacio Ezequiel Magnetto

●	Mr. Lucio Andrés Pagliaro

●	Mr. Francisco Pagliaro

●	Mrs. María Florencia Pagliaro

2022 Loan Agreement